                                   PROSPECTUS


                             USA TECHNOLOGIES, INC.

                        8,553,925 shares of Common Stock


                                  THE OFFERING

         The resale of up to 8,553,925 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

         We will receive no proceeds from the sale of the shares by the selling shareholders. However, we will receive proceeds from the sale of shares issuable upon the exercise of warrants or options by the selling shareholders. Also, the proceeds of sales of some of the shares will be applied against our debt obligations. Because the selling shareholders will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

         Our common stock is included for quotation on the over-the-counter bulletin board under the symbol "USTT." The closing bid price for the common stock on April 8, 2002 was $.40 per share.


           THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
             PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
                Please refer to Risk Factors beginning on Page 4.


         Neither the SEC nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is April 11, 2002.

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which the prospectus relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of USA since the date hereof or that the information contained herein is current as of any time subsequent to its date.



                                TABLE OF CONTENTS


Prospectus Summary .......................................................    1

Risk Factors .............................................................    4

Use of Proceeds ..........................................................   12

Managements Discussion And Analysis of
  Financial Condition And Results
  of Operations ..........................................................   13

Business .................................................................   19

Management ...............................................................   29

Principal Shareholders ...................................................   37

Certain Transactions .....................................................   40

Selling Shareholders .....................................................   43

Market for Common Stock ..................................................   98

Description of Securities ................................................  100

Plan of Distribution .....................................................  112

Legal Matters ............................................................  113

Experts ..................................................................  113

Financial Statements .....................................................  F-1

                               PROSPECTUS SUMMARY

OUR COMPANY

         USA Technologies, Inc. was incorporated in Pennsylvania in 1992. We are an owner and licensor of automated, credit card activated control systems for use in connection with copying machines, debit card purchase/revalue stations, facsimile machines, personal computers, computer printers, and vending machines. Our customers are hotels, university libraries, public libraries, vending machine operators and retail locations. We generate revenues primarily from the sale of equipment utilizing our control systems, from retaining a percentage of the revenues generated from all credit card transactions conducted through our control systems, and from monthly administrative fees paid by various locations utilizing our control systems.

OUR PRODUCT

         The control systems we have developed which are used in a variety of products operate as follows:

         o The consumer swipes a valid credit card through the control system.
         o The control system transmits the request to the credit card processor.
         o The credit card processor verifies that the credit card is valid and authorizes the transaction.
         o The control system activates the equipment for use by the consumer.
         o Once the consumer finishes using the equipment, the control system transmits a record of the transaction to the credit card processor.
         o The credit card processor electronically transfers the proceeds derived from the transaction, less the credit card processor's charge, to us.
         o Finally, we forward money (check or electronic) to each location representing its share of the proceeds.

         As of January 30, 2002 we had 1,222 hospitality related control systems installed in the field as follows:

         o 819 Business Express(R) or MBE Business Express(R) control systems;
         o    175 Business Express(R) Limited Service control systems;
         o    20 Copy Express(TM) control systems;
         o    7 Debit Express(TM) control systems;
         o    4 Fax/Printer Express(TM) control systems;
         o    3 Public PC(TM) control systems; and
         o    194 TransAct(TM) control systems.

         In addition, we have shipped and billed 441 non-media e-Port(TM) control systems as of January 30, 2002, of which approximately 100 have been installed at vending locations in the United States.

         Our executive offices are located at 200 Plant Avenue, Wayne, Pennsylvania 19087. Our telephone number is (610) 989-0340. Our website is located at http://www.usatech.com.

KEY FACTS

Shares being offered for resale
  to the public:                                        8,553,925

Total shares of common stock outstanding prior
  to the offering, as of January 30, 2002:              35,399,300 (includes
                                                        none of the shares being
                                                        offered for resale)

Total shares of common stock outstanding after
  the offering and exercise of all options/warrants:    72,549,487 (includes
                                                        shares issuable
                                                        subsequent to
                                                        January 30, 2002
                                                        and prior to the
                                                        date hereof)






Price per share to the public                           Market price at time
                                                        of resale

Total proceeds raised by offering                       None, however, proceeds
                                                        may be received from the
                                                        selling shareholders
                                                        from the exercise of the
                                                        warrants and options

ABOUT OUR SELLING SHAREHOLDERS

         The selling shareholders are either holders of our common stock or hold options or warrants to buy our common stock. The selling shareholders will either sell our stock in the open market, place our stock through negotiated transactions with other investors, or hold our stock in their own portfolio. This prospectus covers the resale of our stock by the selling shareholders (or their respective pledgees, donees, transferees or other successors in interest) either in the open market or to other investors.

                                  RISK FACTORS

         An investment in our common stock is very risky. You should be aware that you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully consider the following risk factors and the other information contained in this prospectus.

         1. We have a history of losses and our existence may be dependent on our ability to raise capital (which may not be readily available) and generate sufficient revenue from operations.

         We have experienced losses since inception. We expect to continue to incur losses through fiscal 2002 as we expend substantial resources on sales, marketing, and research and development of our products. From our inception over eight years ago through June 30, 2001, we have incurred net losses of $36 million. For our fiscal years ended June 30, 2001 and 2000, we have incurred net losses of $10,956,244 and $8,404,481, respectively.

         There is currently no basis upon which to assume that our business will prove financially profitable or generate more than nominal revenues. From inception, we have generated funds primarily through the sale of securities. There can be no assurances that we will be able to continue to sell additional securities. If we fail to generate increased revenues or fail to sell additional securities you may lose all or a substantial portion of your investment.

         Our auditors, Ernst and Young, LLP, have included an explanatory paragraph in their report on our June 30, 2001 financial statements indicating that as of June 30, 2001, there is substantial doubt about our ability to continue as a going concern. Subsequent to June 30, 2001 we have sold additional securities pursuant to our 2001-B, 2001-C and 2001-D private placement offerings as well as issuing the convertible debenture and warrants to a private placement investment company. However, it is possible that in the future our capital expenditures and operating losses will limit our ability to pay our liabilities in the normal course of business and that we may not be able to continue as a going concern.

         2.   We depend on our key personnel.

         We are dependent on key management personnel, particularly the Chairman and Chief Executive Officer, George R. Jensen, Jr. The loss of services of Mr. Jensen or other executive officers would dramatically affect our business prospects. Certain of our employees are particularly valuable to us because:

         o    they have specialized knowledge about our company and operations;
         o    they have specialized skills that are important to our operations;
              or
         o    they would be particularly difficult to replace.

         We have entered into an employment agreement with Mr. Jensen that expires in June 2002. We have also entered into employment agreements with other executive officers, each of which contain non-compete agreements. We have obtained a key man life insurance policy in the amount of $2,000,000 on Mr. Jensen, and a key man life insurance policy in the amount of $1,000,000 on our Vice-President-Research and Development, Haven Brock Kolls, Jr.

         We do not have and do not intend to obtain key man life insurance coverage on any of our other executive officers. As a result, we are exposed to the costs associated with the death of these key employees.

         3. The commercial viability of our products has been tested on a limited basis.

         While a number of products or services such as gasoline and public telephones are currently provided through unattended, credit card activated terminals, the commercial viability of any of our products has not been established. Although commercial production and installation of our products has commenced on a very limited basis, there can be no assurance that:

         o    our products will be successful or become profitable;
         o the demand for our products will be sufficient to enable us to become profitable; or
         o even if our products become commercially viable, they can evolve or be improved to meet the future needs of the market place.

         In any such event, investors may lose all or substantially all of their investment in USA.


         4. USA's dependence on proprietary technology and limited ability to protect our intellectual property may adversely affect our ability to compete.

         A successful challenge to our ownership of our technology could materially damage our business prospects. Our technology may infringe upon the proprietary rights of others. Our success is dependent in part on our ability to obtain patent protection for our proprietary products, maintain trade secret protection and operate without infringing the proprietary rights of others.

         To date, we have pending patent applications, and intend to file applications for additional patents covering our future products, although there can be no assurance that we will do so. In addition, there can be no assurance that we will maintain or prosecute these applications. The United States Government granted us twelve patents as of June 30, 2001. See "Business - Patents, Trademarks and Proprietary Information." There can be no assurance that:

         o    any of the remaining patent applications will be granted to us;

         o we will develop additional products that are patentable or do not infringe the patents of others;

         o any patents issued to us will provide us with any competitive advantages or adequate protection for our products;

         o any patents issued to us will not be challenged, invalidated or circumvented by others; or

         o    any of our products would not infringe the patents of others.

         If any of the products are found to have infringed any patent, there can be no assurance that we will be able to obtain licenses to continue to manufacture and license such product or that we will not have to pay damages as a result of such infringement. Even if a patent application is granted for any of our products, there can be no assurance that the patented technology will be a commercial success or result in any profits to us.

         5. Competition from others with greater resources could prevent USA from increasing revenue and achieving profitability.

         Competition from other companies which are well established and have substantially greater resources may reduce our profitability. Many of our competitors have established reputations for success in the development, sale and service of high quality products. We face competition from the following groups:

         o companies offering automated, credit card activated control systems in connection with facsimile machines, personal computers, debit card purchase/revalue stations, and use of the Internet and e-mail which directly compete with our products. See "Business-Competition";

         o companies which have developed unattended, credit card activated control systems currently used in connection with public telephones, prepaid telephone cards, gasoline dispensing machines, or vending machines and are capable of developing control systems in direct competition with USA; and

         o businesses which provide access to the Internet and personal computers to hotel guests. Although these services are not credit card activated, such services would compete with USA's Business Express(R).

         Competition may result in lower profit margins on our products or may reduce potential profits or result in a loss of some or all of our customer base. To the extent that our competitors are able to offer more attractive technology, our ability to compete could be adversely affected.

         6. The termination of any of our relationships with third parties upon whom we rely for supplies and services that are critical to our products could adversely affect our business.

         We depend on arrangements with third parties for a variety of component parts used in our products. We have contracted with RadiSys Corporation and Masterwork Electronics to assist us to develop and manufacture our proposed e-Port(TM) products. For other components, we do not have supply contracts with any of our third-party suppliers and we purchase components as needed from time to time. See "Business-Procurement". We have contracted with IBM to develop our network services so that these services are Internet capable as well as interact with our proposed media capable e-Post(TM). If these business relationships are terminated, the implementation of our business plan may be delayed until an alternative supplier or service provider can be retained. If we are unable to find another source or one that is comparable, the content and quality of our products could suffer and our business, operating results and financial condition could be harmed.

         7.   We do not expect to pay cash dividends in the foreseeable future.

         The holders of our common stock and series A preferred stock are entitled to receive dividends when, and if, declared by our board of directors. Our board of directors does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business. To date, we have not paid any cash dividends on the common stock or series A preferred stock. Although we issued a special stock dividend in August 1995 consisting of one-third of a share of common stock for each share of outstanding series A preferred stock, there can be no assurance that cash dividends will ever be paid on the common stock.

         In addition, our articles of incorporation prohibit the declaration of any dividends on the common stock unless and until all unpaid and accumulated dividends on the series A preferred stock have been declared and paid. Through December 31, 2001, the unpaid and cumulative dividends on the series A preferred stock equal $4,995,449. The unpaid and cumulative dividends on the series A preferred stock are convertible into shares of common stock at the rate of $10.00 per share. Through December 31, 2001, $2,292,135 of unpaid and cumulative dividends on the Series A preferred stock were converted into 259,290 shares of common stock. See "Description of Securities-Series A Convertible Preferred Stock."

         8.   We may fail to gain market acceptance of our products.

         On January 30, 2002, we have installed 1,322 control devices at commercial locations and revenues, although growing, have been limited. There can be no assurance that demand for our products will be sufficient to enable us to become profitable. Likewise, no assurance can be given that we will be able to install the credit card activated control systems at enough locations or sell equipment utilizing our control systems to enough locations to achieve significant revenues or that our operations can be conducted profitably. Alternatively, the locations which would utilize the control systems may not be successful locations and our revenues would be adversely affected. We may in the future lose locations utilizing our products to competitors, or may not be able to install our products at competitor's locations. Even if our current products would prove to be commercially viable, there can be no assurance that they can evolve or be improved to meet the future needs of the market place.

         9. The lack of an established trading market may make it difficult to transfer our stock.

         Our common stock is traded on the OTC Bulletin Board. Although there is limited trading in the common stock, there is no established trading market. Until there is an established trading market, holders of the common stock may find it difficult to dispose of, or to obtain accurate quotations for the price of the common stock. See "Description of Securities - Shares Eligible For Future Sale" and "Market For Common Stock."

         10. There are rules governing low-priced stocks that may affect your ability to resell your shares.

         Our common stock is currently considered a "penny stock" under federal securities laws since its market price is below $5.00 per share. Penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to certain investors.

         Broker-dealers who sell penny stock to certain types of investors are required to comply with the SEC's regulations concerning the transfer of penny stock. If an exemption is not available, these regulations require broker-dealers to:

         o make a suitability determination prior to selling penny stock to the purchaser;
         o    receive the purchaser's written consent to the transaction; and
         o    provide certain written disclosures to the purchaser.

         These rules may affect the ability of broker-dealers to make a market in or trade our shares. This, in turn, may affect your ability to resell those shares in the public market.


         11. We are unable to predict the effect that future sales may have on the market price of our common stock.

         We are unable to predict the effect that sales may have on the market price of our common stock prevailing at the time of such sales. See "Description of Securities--Shares Eligible for Future Sale" and "Market for Securities".

Number of Shares Issued and Outstanding
as of January 30, 2002                               Transferability
---------------------------------------              ---------------

35,399,300 shares of common stock                    all are freely transferable
                                                     without restriction or
                                                     further registration (other
                                                     than shares held by
                                                     affiliates of USA); and

549,884 shares of preferred stock                    all 549,884 are freely
                                                     transferable without
                                                     restriction or further
                                                     registration (other than
                                                     shares held by affiliates
                                                     of USA).

As of January 30, 2002, there were:

         * 35,399,300 shares of Common Stock actually issued and outstanding;

         *549,884 shares issuable upon conversion of the currently issued and outstanding Series A Preferred Stock;

         *494,505 shares issuable upon conversion of the accrued and unpaid dividends on the Series A Preferred Stock of $4,945,049;

         *3,356,667 shares issuable upon exercise of outstanding options (of which 2,046,668 were vested as of such date);

         *10,837,851 shares issuable upon exercise of outstanding warrants;

         * 8,760,675 shares issuable to La Jolla Cove Investors, Inc. pursuant to conversion of Convertible Debenture and exercise of related conversion warrants;

         * 4,027,200 shares reserved for issuance upon the conversion of the outstanding 12% Convertible Senior Notes due 2003;

         * 4,478,005 shares reserved for issuance upon the conversion of the outstanding 12% Convertible Senior Notes due 2004; and

         * 350,000 shares reserved for issuance to our employees in lieu of cash compensation during the months of February, March and April 2002.

The common stock, if issued, will be freely tradeable under the Act. See "Description of Securities".

         12. We are obligated to make substantial principal and interest payments to the holders of the senior notes.

         As of December 31, 2001 we had $240,000 of unsecured senior notes payable December 31, 2001; $5,034,000 of unsecured senior notes payable on December 31, 2003 and $1,791,202 of unsecured senior notes due on December 31, 2004 which included $895,601 of funded Senior Note deposits subsequently reclassified into Senior Notes after the Shareholder Meeting. These notes accrue cash interest at the rate of twelve percent (12%) per year. As of January 30, 2002, we are required to make quarterly interest payments totaling approximately $208,000, or $832,000 each year.

         In an effort to reduce the debt payments, we authorized the voluntary conversion of the senior notes due December 2003 into shares of common stock at the rate of $1.25 per share, at any time until maturity and the senior notes due December 2004 into shares of common stock at the rate of $.40 per share. If all of the senior notes that were outstanding at December 31, 2001 which are due December 2003 are converted, we will issue 4,027,200 shares of common stock and if all of the senior notes due December 2004 are converted, we will issue 4,478,005 shares. We have agreed to use our best efforts to register for resale under the Act the shares of common stock into which the senior notes are convertible.

         In the event that no additional senior notes are converted, on December 31, 2004, we are obligated to repay the $1,791,202 of the 2001 senior notes and $5,034,000 of the 2000 senior notes on December 31, 2003. Until the senior notes have been paid by us, they will be reflected as a liability on our financial statements, net of the related unamortized discount and other issuance costs.

         Our ability to satisfy the debt obligations is dependent on our future performance, the success of our product lines and on our ability to raise capital. Our performance is also subject to financial, business and market factors affecting our business and operations.

         We anticipate that the senior notes will be paid from cash from operations, as well as proceeds from securities offerings. However, there can be no assurance that we will meet our obligations to pay quarterly interest on or the principal amount of the senior notes at maturity.

         The senior notes are unsecured and thus, in effect, will rank junior to any senior indebtedness. See "Description of Securities - 12% senior notes." The payment of the senior notes is subordinated to the prior payment in full of all existing and future senior indebtedness. In the event of our liquidation, dissolution, reorganization or similar proceedings, our assets will be available to pay obligations on the senior notes only after all of the senior indebtedness has been paid in full, and there can be no assurance that sufficient assets to pay amounts due on the senior notes will remain.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sales of our common stock by the selling shareholders. The list of the selling shareholders entitled to receive the net proceeds from any sales of our common stock appears on page 43 of this prospectus. We will, however, receive proceeds from the exercise of any options or warrants by the selling shareholders.

                     MANAGEMENTS DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

         This prospectus contains certain forward looking statements regarding, among other things, our anticipated financial and operating results. Forward looking statements are statements that are not of historical fact and include, but are not limited to, those preceded by or that include the words, "believes," "expects," "anticipates," or similar expressions. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward looking information is based on various factors and was derived using numerous assumptions. Important factors that could cause our actual results to differ materially from those projected, include, for example:

         o our ability to generate sufficient sales to generate operating profits, or to sell products at a profit;
         o our ability to raise funds in the future through sales of securities;
         o whether we are able to enter into binding agreements with third parties to assist in product or network development;
         o our ability to commercialize our developmental products, or if actually commercialized, to obtain commercial acceptance thereof;
         o our ability to compete with our competitors and obtain market share; or
         o our ability to obtain sufficient funds through operations or otherwise to repay our debt obligations or to fund development and marketing of our products.

         Although we believe that the forward looking statements contained in this prospectus are reasonable, we can give no assurance that our expectations will be met.

Introduction

         The Company had a net loss during the years ended June 30, 2001 and 2000 of $10,956,244 and $8,404,481, respectively, and anticipates incurring operating losses through fiscal 2002.

Quarter and Six Months Ended December 31, 2001

Results of Operations

         The fiscal quarter ended December 31, 2001 resulted in a net loss of $2,462,676 compared to a net loss of $3,575,272 (including the effects of a non-cash extraordinary loss on exchange of debt of $863,000 and a non-cash cumulative effect of change in accounting principle of $821,000) for the fiscal quarter ended December 31, 2000. Losses are projected to continue until sufficient revenue is generated from equipment sales and licensing fees from the Company's proprietary technology.

         Revenues were $324,882 compared to $258,242 from the previous year's fiscal quarter. This $66,640 or 26% increase was due to an increase in equipment sales of the same amount, as sales from license fees remained consistent with the December quarter of the prior year. Revenue is still well below the level required for the Company to be profitable.

         Cost of sales for the period included labor and equipment of $196,998, an increase of $61,327 or 45% compared to the same period during the prior year. This increase is directly attributable to the increase in equipment sales described above.

         General and administrative expenses of $1,468,237 increased by $271,647 or 23% from the same quarter last year. The increase was due principally to increases in spending for consulting and promotion services of $631,693 (of which $607,632 was non-cash), and increases in professional fees of $66,537, partially offset by decreases in spending for legal services of $208,011, primarily related to the MBE litigation which has been settled, and for outside services of $194,607.

         Compensation expense of $827,720 increased by $342,274 or 71%. Non-cash compensation in the quarter was $253,845.

         The interest expense decrease of $98,775 is primarily due to the capitalization of software development interest costs associated with the Company's spending to develop its e-Port(TM) network, partially offset by smaller increases in cash interest payments and the amortization of the debt discount. Depreciation expense increased from $34,349 to $81,181, largely due to an increase in the depreciable asset base.

         Of the total of $2,590,560 of operating and other expenses for the quarter, $1,083,333 were non-cash expenses, primarily consulting, public relations, employee compensation, depreciation, amortization and interest.

         The six month period ended December 31, 2001 resulted in a net loss of $4,702,312 compared to a net loss of $5,190,682 (including the effects of a non-cash extraordinary loss on exchange of debt of $863,000 and a non-cash cumulative effect of change in accounting principle of $821,000) for the comparable period ended December 31, 2000. Revenues were $690,629 compared to $665,001, a $25,628 or 4% increase. Of the total revenues, equipment sales totaled $365,106, an increase of $28,066 or 8%. Cost of sales of $410,031 represented an increase of $23,854, and is directly attributable to the increase in equipment sales. General and administrative expenses of $2,599,442 increased by $567,366 or 28%. The principal reason was a large increase in promotion expense, public relations, and consultant fees of $1,170,538. The increase was offset by decreases in legal fees of $390,102 mostly related to the pending MBE litigation and a reduction in outside services of $249,252. Compensation expense of $1,729,813 increased by $652,338 or 61%. Non-cash compensation was $545,895. The interest expense decrease of $140,797 is primarily due to the capitalization of software development interest costs associated with the Company's spending to develop its e-Port(TM) network.

Fiscal year ended June 30, 2001:

         For the fiscal year ended June 30, 2001, the Company had a net loss of $10,956,244. The loss applicable to common shares of $11,792,785 or $.70 loss per common share (basic and diluted) was derived by adding the $10,956,244 net loss, the $836,541 of cumulative preferred dividends, and dividing by the weighted average shares outstanding of 16,731,999.

         Revenues for the fiscal year ended June 30, 2001 were $1,451,002, a decrease of $603,339 or 29% from the prior year, primarily due to a decrease of $745,000 or 55% in equipment and installation sales of our higher priced Business Express(R) or MBE Business Express(R) and Business Express(R) Limited Service Series (LSS). Offsetting this decrease were increases in the sale of the Company's standalone TransAct(R) control system of $129,000 or 462% and the initial sales of the non-media e-Port(TM) control system of $19,000 or 100%.

         Operating expenses for the fiscal year ended June 30, 2001 were $9,620,675, representing a $746,333 or 8% increase over the prior year. The primary contributors to these increases were compensation expense and general and administrative expense offset by reductions in cost of sales, as detailed below.

         Cost of sales decreased by $442,555 from the prior year, primarily reflecting the decrease in the Business Express(R) or MBE Business Express(TM) and Business Express(R) LSS centers sold. General and administrative expenses of $5,628,014 increased by $626,182 or 13%. This increase was due to increased product development costs of $450,000, public relations expenses of $188,000, license expense for DoubleClick Adserver software of $120,000, market research expenses of $88,000, trade show and related travel expenses of $74,000, offset by a decrease in legal expenses of $238,000, primarily associated with the MBE litigation which has been settled in fiscal year 2001.

         Compensation expense was $2,966,776, an increase of $463,611 or 19% from the previous year. The increase was due to an increase in executive bonus expense of $234,000 or 66%, of which $201,000 of this increase was non-cash. Additional increases in salaries and related employee benefits of $169,000 or 9%, are due to increased personnel activities in all areas of the Company and an increase of $51,000 in the matching 401K Company contributions instituted in July 2000.

         Depreciation expense of $209,646 increased by $99,095, which is directly attributable to the increased depreciable asset base.

         Other income and expense decreased by $481,909, primarily as a result of the extension of the amortization period of the debt discount due to the exchange of certain 1999 Senior Notes into 2000 Senior Notes, which is a non-cash expense.

         In November 2000, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) required companies to adopt a new methodology for computing the beneficial conversion feature of convertible securities, which is to be applied retroactively for commitments entered into on or after May 20, 1999. Accordingly, a one-time, non-cash charge of $821,000 has been recorded for the cumulative effect of accounting change as required under the guidance provided by the EITF.

         The exchange of the 1999 Senior Notes to the 2000 Senior Notes was determined to be a substantial modification of the terms of the original debt instrument and, accordingly, the Company wrote-off the unamortized debt discount and other issuance costs associated with the exchange of the 1999 Senior Notes in the amount of $863,000. Such amount has been reported as a non-cash extraordinary item in the fiscal year 2001 statement of operations.

Fiscal year ended June 30, 2000:

         For the fiscal year ended June 30, 2000, the Company had a net loss of $8,404,481. The loss applicable to common shares of $9,334,559 or $.92 loss per common share (basic and diluted) was derived by adding the $8,404,481 net loss and the $930,078 of cumulative preferred dividends and dividing by the weighted average shares outstanding of 10,135,905.

         Revenues for the fiscal year ended June 30, 2000 were $2,054,341, a decrease of $1,836,175 or 47% under the prior year, reflecting the large Prime Hospitality rollout of the MBE Business Express(R) in fiscal year 1999.

         Operating expenses for the fiscal year ended June 30, 2000 were $8,874,342, representing a $1,578,714 or 22% increase over the prior year. The primary contributors to this increase were general and administrative expenses and compensation expense offset by a reduction in cost of equipment sales, as detailed below.

         Cost of sales decreased by $1,704,128 from the prior year, primarily reflecting the decrease in the Business Express(R) or MBE Business Express(R) centers sold. General and administrative expenses of $5,001,832 increased by $2,314,088 or 86%. This increase is primarily due to legal expenses associated with the pending MBE litigation, which amounted to approximately $1,600,000 an increase of $1,000,000 over the prior year. All but approximately $150,000 of these expenses were non-cash as the legal counsel was paid for services by the issuance of the Company's common stock. Other general and administrative expenses increased by approximately $1,300,000. Components of this increase include an increase in research and development costs of $356,280, increases in outside marketing and operational services of $654,381, increased charges for consulting and professional fees of $300,436 primarily to fund public relations, increases in costs related to the rental and maintenance of the company's corporate office of $98,496 and one time expenses for relocation of personnel of $55,418. Offsetting these increases was a decrease in trade show costs of $26,630, or 37%.

         Compensation expense was $2,503,165, an increase of $949,976 or 61% from the previous year. The increase was due to the non-cash expense of $293,700 relating to the compensation charge recorded for bonuses to employees for work performed in fiscal year 2000, and increases in salaries of $656,276, or 42%, which is due to increased personnel activities in all areas of the Company.

         Other expenses increased by $1,337,968. Of this increase, $976,380 was non-cash, due to amortization of debt discount relating to the outstanding Senior Notes. Cash interest expense accounted for an increase of $493,462 offset by an increase in interest income of $82,707.

         Depreciation expense of $110,551 increased by $18,778, which is directly attributable to the increased depreciable asset base.

Plan of Operations

         As of January 30, 2002, the Company had a total of 1,222 credit card activated control systems installed in hospitality locations in the field as follows: Business Express(R) or MBE Business Express(R) 819, Business Express(R) Limited Service (LSS) 175, Copy Express(TM) 20, Debit Express(TM) 7, Public PC(R) 3, Fax Express(TM) 4, and standalone TransAct(TM) 194. In addition, as of January 30, 2002, 441 non-media e-Port(TM) control systems had been shipped and billed, of which approximately 100 have been installed at vending locations in the United States. For the six month period ending December 31, 2001, total license and transaction fees earned by the Company from these systems were $325,523 compared to $327,961 for the comparable period in the prior year.

         During the past year the Company has focused on presenting the multiple capabilities of its new e-port(TM) by developing several product lines of e-Port(TM). The "audit plus credit" version contains all the functionality of the current TransAct(TM) terminal for credit card processing, control and data management, plus the added ability to audit vending product usage and vending machine status. Through January 31, 2002 approximately 400 units have been distributed to test sites, distributors and operators. Some minor refinements are being worked on, and limited production quantities were delivered in March 2002.

         The Company believes that the media capable version of e-Port(TM) is nearing completion. This proposed product would offer capability for public access electronic commerce and advertising using the Internet, in addition to the capabilities of the audit plus credit version. For this web enabled version, the Company is working with RadiSys, a contract manufacturer providing value added design, development, fulfillment and product warranty services. The Company anticipates that limited quantities of this Internet ready e-Port(TM) may be delivered during the fourth quarter of fiscal year 2002.


         Concurrent with the above developments to the e-Port(TM) product line, IBM is working with the Company to develop an internet capable version of the existing network, which is designed to support transaction processing, advertising and e-commerce on a worldwide basis with enhanced security features. Expenditures have been made to recode our existing system in an internet friendly programming language and to use a more appropriate operating system.

         In June 2001, the Company and IBM signed an Agreement which establishes the basis for a strategic alliance between the two companies. The two companies will combine their respective products and capabilities to target sales to the intelligent vending, retail point of sale, and networked home applications markets. Cooperation is currently underway to identify customers, trade shows, and marketing avenues.

         The Company has also been cultivating relationships in the vending marketplace. Coca Cola has contracted with Marconi Online Systems, Inc., a subsidiary of Marconi plc, a British telecommunications company, to provide "intelligent vending" solutions for portions of its vending machines. Through our Company's business alliance with Marconi, executed in April of 2001, our e-Port(TM) and associated network could be used in connection with Marconi's fulfillment of the Coca Cola contract. Other major soda vending players are also being cultivated, including most of the manufacturers of vending machines and electronic components, vending product manufacturers and distributors, and large operators of major vending franchise routes. Vending companies who deal with other vended products are also being contacted, including those who vend prepaid phone cards and hot meals.

         Additional plans during this fiscal year include further activity in the advertising and media arenas and development of strategic partnering relationships. In August, 2001, the Company signed a contract with United Taxi Alliance of New York, Inc., a newly formed New York non-profit corporation, to sell media capable e-Ports to UTA over a three year period. To date, UTA has delayed ordering product but still intends to do so.

         During October 2001, the Company unveiled enhancements to its e-Port(TM) and the USALive(TM) network to the vending industry at Fall NAMA, the vending industry's semi-annual trade show event. Enhancements included mobile commerce technology permitting access to vending machines through customer cell phones; proprietary wireless technology allowing for low cost, highly reliable connectivity via existing customer telephone connections; and capability for customers to manage their own e-Port locations and access vending machine data and transaction data on the web. The e-Port(TM) was demonstrated in the booths of seven different vending machine manufacturers, and the Company received sales orders for our e-Port(TM) at the show. From the inception of shipments of e-Port(TM) to date, the Company has delivered e-Ports to or taken orders from 70 separate customers, many of them on behalf of very large corporations with well-known brand names, including two Fortune 50 companies.

         An investment banker has been retained by the Company to help it plan and execute the growth of the Company. During April 2002, we extended the contract of our investment banker for an additional six month period. We are currently working to acquire complementary technology, products, services and customers. The goal is to increase potential market applications and increase near term revenues of the Company.

Liquidity and Capital Resources

         During the fiscal year ended June 30, 2001, the Company completed several financing transactions. Net proceeds of $2,722,536 were realized from private placement offerings of Common Stock and $2,112,100 was realized from the exercise of Common Stock Purchase Warrants. As of June 30, 2001, the Company had a working capital deficit of $2,390,543, which included cash and cash equivalents of $817,570 and inventory of $560,410.

         During the fiscal year ended June 30, 2001, net cash of $3,568,924 was used by operating activities, primarily due to the net loss of $10,956,244, offset by a non-cash charge of $974,222 for Common Stock, options and warrants issued for services and interest in lieu of cash payments, and $764,736 of non-cash amortization of the debt discount relating to the Senior Notes. During the fiscal year ended June 30, 2001, net cash used in investing activities was $3,318,466, principally due to the increase in software development costs of $2,938,111 relating to the e-Port(TM). The net cash provided by financing activities of $5,845,600 was attributable primarily to net proceeds generated from the issuance of Common Stock through private placements and exercise of Common Stock Purchase Warrants described in the prior paragraph and $1,174,818 of net proceeds generated through the issuance of 2000 Senior Notes.

         For the six months ended December 31, 2001, there was a net increase in cash of $314,924. This was attributable to $2,216,906 of cash used in operating activities, $1,610,485 of cash used for investing activities, principally software development cost for the new e-Port(TM) network of approximately $1.6 million, offset by cash provided by financing activities of $4,142,315 primarily from the issuance of Common Stock, and the 2001-D note offering. The cash used in operating activities consisted of the operating loss of $4,720,312, partially offset by $1,914,241 in non cash charges from the issuance of common stock and warrants, and $525,088 of non cash amortization of debt discount. As of December 31, 2001, total cash on hand was $1,132,494, and the working capital deficit was $1,457,483.

         During fiscal 2002, the Company anticipates additional capitalization of approximately $2.5 million for software development on its network.

         During fiscal year 2001 and through September 2001, the Company sold a total of 739.5 Units in a private placement offering (2001-B) at a price of $6,000 per unit. Each unit consisted of 10,000 shares of Common Stock and warrants to purchase up to 20,000 shares of Common Stock at $.50 per share. One-half of the warrants are exercisable on or before December 31, 2001 and the balance are exercisable on or before June 30, 2002. Of the units sold, 615.6 were for cash and 123.9 were issued in exchange for services rendered to the Company. Of the units sold, 472.56 were sold subsequent to June 30, 2001.

         During July 2001, the Company issued to an investor a warrant to purchase up to 500,000 shares of Common Stock. The warrant can be exercised at any time in whole or in part within one year following the effectiveness of the registration statement covering the resale of the shares issuable upon exercise of the warrant. The exercise price of the warrant is the lower of $1.00 or 80% of the lowest closing bid price of the Common Stock during the 20 trading days prior to exercise. The Company has agreed to prepare and file at its cost and expense a registration statement covering the resale by the investor of the shares underlying the warrant. At the time of the issuance of the warrant, the investor paid to the Company a non-refundable fee of $50,000 to be credited towards the exercise price under the warrant. A broker-dealer received a commission of $3,500 in connection with this warrant. During the quarter ended December 31, 2001, all of these warrants were exercised for a cash payment of approximately $.29 per share.

         During August 2001, the Company issued to La Jolla a $225,000 Convertible Debenture bearing 9 3/4 percent interest with a maturity date of August 2, 2003. Interest is payable by the Company monthly in arrears. The Debenture is convertible at any time after the earlier of the effectiveness of the registration statement referred to below or 90 days following issuance at the lower of $1.00 per share or 80% of the lowest closing bid price of the Common Stock during the 20 days preceding exercise. If on the date of conversion the closing bid price of the shares is $.40 or below, the Company shall have the right to prepay the portion being converted at 150% of the principal amount being converted. In such event, La Jolla shall have the right to withdraw its conversion notice. At the time of conversion of the Debenture, the Company has agreed to issue to La Jolla warrants to purchase an amount of Common Stock equal to ten times the number of shares actually issued upon conversion of the Debenture. The warrants are exercisable at any time for two years following issuance and at the related conversion price of the Debenture. The Company has agreed to prepare and file at its expense a registration statement covering the resale of the shares of Common Stock underlying the Debenture as well as the related warrants issuable upon conversion of the Debenture. La Jolla paid to the Company the sum of $100,000 at the time of the issuance of the Debenture and has agreed to pay $125,000 at the time of the effective date of the registration statement.

         During the quarter ended December 31, 2001, La Jolla Cove Investors converted $10,000 of principal and exercised related warrants for 388,500 shares receiving a total of 427,350 shares of Common Stock. The Debenture was converted at the rate of $.2574 per share and the exercise price of the warrants was $.2574 per share and the Company received net proceeds of $83,717. Subsequent to December 31, 2001 and through March 31, 2002, La Jolla converted an additional $60,000 of principal and exercised related warrants receiving a total of 2,564,100 shares of Common Stock. The Debenture was converted at the rate of $.2574 per share and the exercise price of the warrants was $.2574 per share and the Company received proceeds of approximately $600,000.

         In the six months ended December 31, 2001, the Company issued warrants to an employee and three consultants to purchase up to 800,000 shares of Common Stock at the market price prevailing at time of issuance ($.70 per share for 150,000 shares and $.40 per share for 650,000 shares). The warrant is exercisable at any time prior to two years following issuance. The Company has agreed to prepare and file at its expense a registration statement covering the resale of the shares of Common Stock underlying the warrant.

         The Company sold 4,212,350 shares of Common Stock at $.50 per share. The offering (2001-C) was exempt from the registration requirements of the Act pursuant to Section 4(2) and Rule 506 thereunder and was offered and sold only to accredited investors. For each share purchased, the investor also received a warrant to purchase one share of Common Stock at $.50 per share at any time prior to March 31, 2002. The Company has agreed to prepare and file at its expense a registration statement covering the resale of the shares of Common Stock and the shares of Common Stock underlying the warrants. Of the 4,212,350 shares sold in the offering, 2,553,666 were issued or will be issued in exchange for services rendered and 1,658,684 for cash ($829,342).

         In October 2001, we issued 200,000 shares to Ratner & Prestia, P.C., our intellectual property counsel. The shares were issued in satisfaction of payables to Ratner of $214,855. We have agreed to register these shares for resale under the Act at our expense.

         In November 2001, the Company commenced a private placement offering of $2,500,000 principal amount of 12% Convertible Senior Notes due 2004. The principal amount of each Senior Note is convertible at any time into shares of Common Stock at the rate of $.40 per share. In January 2002, the offering was increased to up to $6,500,000 principal amount of Senior Notes. As of April 5, 2002, the Company has sold $3,618,985 of the Senior Notes.

         During the first quarter of calendar year 2002, our employees agreed to take an aggregate of 349,728 shares of our common stock in lieu of cash salary payments otherwise due to them during the months of April, May and June, 2002. For purposes thereof the shares were valued at $.40 per share, which was the fair value of shares at the time.

         To date, the Company has received nominal funds from Swartz Private Equity, LLC under its equity credit line with Swartz and has terminated the equity line arrangement with Swartz.

         The Company has incurred net losses of approximately $11.0 million and $8.4 million during each of the fiscal years ending June 30, 2001 and 2000, respectively, and an accumulated deficit from inception through June 30, 2001 amounting to $39.2 million and a shareholders deficit at June 30, 2001 of $2.8 million. The Company anticipates that for the year ending June 30, 2002 there will be a negative cash flow from operations in excess of $3 million thus, the Company will require additional debt or equity financing which may not be readily available. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's independent auditors have included an explanatory paragraph in their report on the Company's June 30, 2001 financial statements. The Company believes that the funds available at June 30, 2001 combined with events anticipated to occur including the anticipated revenues to be generated during fiscal year 2002, the potential capital to be raised from the exercise of the Common Stock Purchase Warrants, the funds anticipated to be received in future private placements, and the ability to reduce anticipated expenditures, if required, will allow the Company to continue as a going concern.

Commitments

         The Company leases approximately 10,000 square feet in Wayne, Pennsylvania for a monthly rental of $12,705 plus utilities and operating expenses. The lease expires on June 30, 2002.

         The Company has acquired inventory financing using IBM Global Financing. The debt to IBM is secured primarily by the inventory being financed and bears an annual interest rate of 10%, subject to adjustments if the outstanding balance is outstanding greater than 180 days. As of June 30, 2001 and December 31, 2001, $45,785 and $42,132, respectively, of debt is outstanding under this arrangement.

                                    BUSINESS

         USA Technologies, Inc., a Pennsylvania corporation (the "Company"), was founded in January 1992. Our vision is to be a major player in the 'Digital, Networked Economy' by providing the marketplace with embedded technology and associated network and on-line financial services that will help transform their businesses. The ultimate goal is to position the Company as the preferred method and industry standard for cashless micropayments and automated retailing, and to become a leading point-of-sale, interactive media and network services company.

         The Company intends to accomplish this by building on its market position in networked, unattended consumer payment systems through a new e-Business solution called e-Port(TM). To this end, the Company has focused on developing e-Port(TM) - its new credit card payment system. The non-media version of the e-Port is a device that is integrated with copiers, vending machines or other host equipment that gathers information about sales and operations of the host equipment and also allows a consumer to use a credit card to make a purchase. The media version of the e-Port is currently being engineered and would enable consumers to view interactive advertising/media, and to conduct simple, secure and direct e-commerce while making routine purchases anywhere. The non-media version of the e-Port contains all the functionality of USA Technologies' current TransAct(TM) system for credit card processing, micropayments, control and data management and would offer data management and auditing capability for vending operators, kiosk operators and others wishing to place equipment or products on a network via embedded computing capability.

         The media capable version of the e-Port(TM) would be a non-PC device offering consumers the opportunity to view interactive advertising and to conduct e-commerce transactions while making routine purchases with a credit card, smart card or any other payment device such as a cellular phone, at vending machines, convenience stores, gas pumps and other high-traffic retail points-of-sale. The media capable e-Port(TM) also would allow advertisers the opportunity to operate non-PC electronic storefronts that could provide consumers with promotional offers at actual retail locations.

         The Company is a leading provider and licensor of unattended, credit card activated control systems for the copying, debit card and personal computer industries. USA Technologies' devices make available unattended credit card payment technology in connection with the sale of a variety of products and services. USA Technologies has historically generated its revenues from the direct sale of its control systems and the resale of configured office products, plus network service fees, plus by retaining a portion of the monies generated from all credit card transactions conducted through its control systems.

         We have been granted fifteen patents related to our technology. One of these is in the area of networked vending machines and credit card technology - including the use of smart cards. Another is a patented method of batch processing which enables consumers to engage in cashless micropayments. Fifty-three other foreign and domestic patents are pending.

         The Company has entered into a corporate agreement with Promus Hotel Corporation (Embassy Suites, Hampton, and Doubletree brands) which establishes itself as a preferred supplier of business center products for those brands. The Company's Business Express(R) has been approved and recommended as a solution for business center needs by Marriott for its hotels. The Company is the exclusive provider of business center solutions to over 100 properties owned by MeriStar, and the preferred provider of business center products to over 100 additional properties managed by MeriStar. MeriStar is the largest independent hotel management company in the United States, operating over 200 hotels and resorts under such known brand names as Hilton, Holiday Inn and Wyndham. As of June 30, 2001, business centers have been installed at 14 MeriStar locations. The Company has a national reseller agreement in place with Xerox.

         USA Technologies is a market leader in making self-serve, credit card activated products and services available to consumers everywhere. The Company has achieved this with the sale and installation of its product, Business Express(R) or MBE Business Express(R), at hotel, library and retail locations nationwide. Business Express(R) and MBE Business Express(R) offer thousands of business travelers and consumers the opportunity to conduct e-business/e-commerce 24 hours a day with the swipe of a credit card. The Business Express(R) gives consumers self-serve, public access to the Internet, copy and fax services, and other 'e-Business services'. At the heart of this product line is USA Technologies' networked payment solution TransAct(TM), an automated, credit card consumer payment system which has been utilized with photocopying machines, facsimile machines, computer printers, vending machines and debit and smart card purchase/revalue stations. The Company retains all rights to software and proprietary technology that it licenses to location operators for their exclusive use. As of June 30, 2001, 367 Business Express(R) or MBE Business Express(R) units are installed. The Company also markets a product line extension to the Business Express(R), called the Business Express(R) Limited Service Series (LSS). The LSS has copier and fax capabilities plus laptop printing, dataport capabilities and credit card activated phone. The LSS is targeted to the hospitality mid-market, limited service and economy properties. As of June 30, 2001, 100 LSS units are included in the total of 367 Business Express(R) or MBE Business Express(R) units installed. The Company also sells its TransAct(R) credit card device and payment system as a standalone offering to the world's leading office equipment manufacturers and distributors. The Company established a TransAct(R) Authorized Reseller Program to sign up various independent and national dealers and distributors. As of June 30, 2001, 22 dealers are participating in the program.

         Currently, the Company has as its core business three components: unattended credit card control systems; a financial services and auditing network; and a proposed interactive media and ad serving network.

         The first component is our credit card activated control systems. The current version of the Company's technology is TransAct(TM). This product, as outlined above, is currently installed in locations throughout North America. The latest generation of technology that the Company introduced is called the e-Port(TM). It was unveiled in October 2000 at the National Automatic Merchandising Association convention in New Orleans, the world's largest vending trade event.

         The e-Port(TM) is designed to be a flexible and versatile embedded system device. While initially targeted to the vending industry, the technology that has been developed may be applied in many other industries such as copiers, retail point of sale, mass transit, etc; wherever pervasive computing, embedded systems and credit card and other cashless payment systems are used.

         The e-Port(TM) hardware consists of a circuit board, RAM, Flash Memory, modem, ports, credit card reader, and propriety software. The Company is in the process of engineering a media capable e-Port featuring an LCD color touch screen. The version of e-Port(TM) with the LCD color touch screen is built to USA's specifications by RadiSys, a leader in developing and mass-producing embedded systems. The Company entered into a Development and Manufacturing Agreement ("DMA") with RadiSys Corporation in June, 2000. RadiSys has significant manufacturing expertise in the embedded chip market and is partially owned by Intel. The Company also contracts with Masterwork Electronics Corporation, a leader in the manufacture of electronics for the vending industry, for the non-media version of e-Port(TM) without the LCD color touch screen.

         Additionally, e-Port(TM) uses the connectivity features developed by the Company. These include the ability to send and receive data via land lines, radio waves (like a home cordless phone), wireless modems, always-on phone connections, etc. The Telecom and Internet connections offered by Sprint support the hardware developed by the Company. USA Technologies and Sprint have agreed to a partnership allowing its customers access to many connectivity options at superior service levels and pricing.

         e-Port(TM) technology is anticipated to be available in three primary configurations. By offering these options, the Company believes that it would provide a complete set of solutions and applications to solve the needs of customers and industries from the smallest to the largest, and most demanding.

     o e-Port(TM) - Audit. The audit only e-Port(TM) is an embedded device that is integrated with existing copiers, vending machines or other 'host' equipment. The auditing feature captures supply chain data (units sold, what sold, price of units sold, etc.) and other machine information. It will send the information back to either a customer's network or to the USA network for reporting.

     o e-Port(TM) - Audit/Credit. The Audit/Credit version of the e-Port(TM) is an embedded device that, in addition to gathering information about the sales and operation in the host equipment (the auditing portion) also allows a user to use a credit card or other cashless method to make a purchase. It will work with cash and credit as well as credit only. This version will allow a user to make multiple purchases with one credit card transaction. This unit relays both the credit and cash sales information back to a network along with the other audit information.

     o e-Port(TM) - Audit/Credit/Interactive. The Audit/Credit/ Interactive version of e-Port(TM) is also known as the media capable e-Port and is currently being engineered by the Company. It would allow a user to take advantage of the benefits that network control and remote monitoring provide, the increased sales opportunity that the credit cards provides and the potential for revenue generation that the LCD screen with its interactive ad could possibly provide.

         Our customers' terminals are currently networked together using USALive(TM) - a network service that enables terminal users to easily access basic audit information, conduct unattended credit card transactions, turnkey banking, and micropayments. The Company together with IBM Global Services is currently developing an enhanced network which should provide interactive media and advertising at point of sale. The Company anticipates that an additional $2.5 million will be incurred in this regard in fiscal 2002.

         The second component involves financial services and auditing. This capability provides users with auditing capability as well as turnkey credit card and banking capability.

o USA utilizes a patented method of batch processing in order to conduct affordable credit card transactions of as little as $1.00.

o USA provides users of the e-Port(TM) and TransAct(TM) with the ability to instantly accept credit cards in an unattended location.

o USA acts as a 'super merchant' for its customers - thereby helping them to avoid getting certified with credit card processors to do unattended transactions.

o USA provides all the refunds, payments, and reporting of the credit card transactions.

o The auditing capability of the network provides customers with detailed information on location or host equipment operation, sales, security, etc.

         The third component would involve serving targeted, interactive ads to our proposed media capable e-Ports. In addition to being able to provide highly targeted ads, it would possibly serve these ads to a more captive audience than is possible with traditional web based advertising. The targeting of media via the Company's proposed network may be possible because the data base would be constantly updated concerning information about each e-Port(TM): state, city, zip code, make up of users from standpoint of: income, vocation, location of the machine (school, mall, convention center, movie theater, super market, etc.) A potential advertiser could possibly select the group they want to target to advertise to and the USA Ad Serving network could possibly send the ads to the targeted e-Ports.

         The Company has been designated as an authorized equipment reseller by International Business Machines Corporation and Hewlett-Packard. The Company believes that it benefits from the association of its control systems with the well-known brands of business equipment manufactured by these companies.

         On September 24, 1997, the Company entered into a Joint Venture Agreement ("JV") with Mail Boxes Etc. ("MBE"), in order to sell automated, credit card activated business centers under the name MBE(TM) Business Express(R). The JV was terminated in May 1999, but the Company continues to service all MBE(TM) Business Express(R) field installations.

         For the years ended June 30, 2001 and 2000, and for the six months ended December 31, 2001, the Company has expensed approximately $1,260,000, $554,000, and $154,000, respectively for the development of its proprietary technology. These amounts include the expense of outside consultants and contractors as well as compensation paid to certain of the Company's employees and is reflected in compensation and general and administrative expense in the accompanying financial statements. In addition, from May 2000 through December 2001, the Company has capitalized approximately $4.7 million for the services of IBM, to program the enhanced version of the Company's proprietary "USAlive" network. See Note 2 to the Financial Statements.

         As of January 30, 2002, the Company had a total installed base of 1,222 hospitality related control systems, distributed as follows: 819 Business Express(R) or MBE Business Express(R) control systems, 175 Business Express(R) Limited Service (LSS) control systems, 20 Copy Express(TM) control systems, 7 Debit Express(TM) control systems, 4 Fax Express(TM) control systems, 3 Public PC(R) control systems and 194 standalone TransAct(R) control systems located at various hotels and libraries throughout the United States and Canada. In addition, we have shipped and billed 441 non-media e-Port(TM) control systems, of which approximately 100 have been installed at vending locations in the United States as of January 30, 2002. Through January 30, 2002 total license and transaction fee revenues received by the Company from these systems, although growing, has not been sufficient to cover operating expenses.


Industry Trends

         USA Technologies believes it has positioned itself to claim a piece of three important market spaces within the new Internet economy: interactive advertising, electronic commerce and pervasive computing. USA Technologies intends to continue to leverage its proprietary technologies, e-Port(TM) and TransAct(TM) payment systems, which put credit card activated goods and services, e-business and e-commerce at 'arms reach' of consumers. The Company will attempt to take advantage of four powerful trends:

1. Growth in credit card/cashless transactions
- Transaction volume nearly quadrupled from 1990 to 2000
- 1.3 billion credit cards in circulation
- $2.24 trillion in purchase volume in 2000
- $3.17 trillion in total volume* in 2000
- Preferred method of payment for US consumers

This important trend is driving impressive growth in purchases of credit card devices, as well as the network services that support use of those terminals (e.g., credit card processing). Source: The Nilson Report.

(*Total volume includes purchases of goods and services, cash advances/withdrawals, and commercial funds transfers from business in China.)

2. Growth in cashless micropayments
Visa estimates that in the United States cash transactions below $10 total nearly $400 billion annually - an attractive market which is virtually untouched by credit cards. Furthermore research firm Ovum predicts that wireless micropayments - transactions of less than $10 - will total $200 billion worldwide by 2005.

3. Emergence of pervasive computing/'Internet Everywhere' appliances (source, IDC).
Growth in pervasive computing devices is expected to fuel unprecedented growth of Internet/e-Commerce. These intelligent or 'smart' devices (e.g. vending machines, personal digital assistants, credit card readers etc.) are embedded with microprocessors that allow users to gain direct, simple and secure access to relevant information and services via the Internet without the need for a PC.

It is projected that two billion people will be accessing the web with 'non-PC' Internet appliances which are simple to use and less costly than a conventional PC (e.g. digital assistants, intelligent cell phones, game devices). Billions of vending machines, television set top boxes, automobiles, telephones and payment devices of all types are anticipated to be embedded with computational ability and connected to the Internet.

4.  Growth in interactive advertising

Interactive advertising is expected to grow from an annual $2 billion industry in 1999 to over $12 Billion by 2003 (source: Forester and IAB Internet Ad Revenue Report).

5.  Growth in electronic commerce.

By the year 2003, it is projected by IDC ("Information Industry Technology Update 1999-2000" p. 29-30, p.i.) that 500 million Internet users will be accessing information and conducting commerce over the net (versus 160 million users in 1998). This increased use would amount to two new users per second. As a consequence, consumer e-commerce is predicted to hit almost $1.3 trillion a year by 2003 ("Information Industry Technology Update 1999-2000", p. 16).

Credit Card Processing

         Each of the Company's credit card activated control systems records and transmits all transaction data to the Company, and the Company then forwards such data to the credit card processor. After receiving transaction information from the Company, the credit card processor electronically transfers the funds (less the credit card processor's charge) to the Company. The Company then forwards to the location its share of the funds.

         The Company and each location have agreed on a percentage split of the gross proceeds from the Company's device. The credit card processor's fees and cost to forward the location's share of the gross proceeds are all paid for out of the Company's portion of the gross revenue.

         The Company currently retains a portion of the gross revenues from each control system. If the Company has sold the equipment to the location, the portion retained is generally 5% of the gross revenues. In cases where the Company continues to own the equipment, the portion retained can be as high as 90% of gross revenues. In addition the Company charges a fixed monthly management fee which is generally $20-$25 per control system for existing hospitality locations.

Product Lines

The Business Express(R)

         The hotel/motel hospitality industry has become more competitive as chains increase efforts to attract the most profitable customer: the business traveler or conference attendee, who accounts for the majority of hotel occupancy, stays longer and spends more per visit than the leisure traveler. For these reasons, hotels have become very responsive to the needs of the business traveler. The Business Express(R) enables a hotel to address some of these needs, while offering the possibility of generating incremental revenue.

         The Business Express(R) utilizes the Company's existing applications for computers, copiers, and facsimile equipment, and combines them into a branded product. The Business Express(R) bundles the Public PC(R) unit, the Copy Express(TM) unit, and the Fax Express(TM) unit, into a functional kiosk type workstation. All devices are credit card activated, therefore eliminating the need for an attendant normally required to provide such services.

The MBE(TM) Business Express(R)

      The MBE(TM) Business Express(R) bundles together the same components as the Business Express(R): Public PC(R), Copy Express(TM), and Fax Express(TM), but under the MBE brand name. In addition, the MBE(TM) Business Express(R) includes a dial-through service to a nearby MBE store making available the products and services of the store. The Company terminated the Joint Venture in May 1999.

The Copy Express(TM)

         The Copy Express(TM) provides a cashless method to pay for the use of photocopying machines. The device is attached to the photocopying machine, computer printer, or microfilm/fiche printer in a similar manner as attaching a standard coin acceptor. The device can be attached to either existing or new equipment. The control system enables customers to photocopy documents with the use of a credit card.

The Debit Express(TM)

      The Company's Debit Express(TM) enables customers to purchase or revalue their debit cards with the swipe of a credit card and eliminates the need for cash or for an attendant to handle cash or provide change. The Debit Express(TM) eliminates any reliance on cash by allowing customers to use a valid credit card to purchase or place additional value on a debit card.

The Public PC(R)

      The Public PC(R) enables the public to utilize functions of a personal computer on an "as-needed" basis in the public domain. Our system controls access to the computer and charges for time in use, printed output, and any modem activity.

TransAct(R) as a Stand Alone Product

         USA Technologies produced and patented TransAct(R), a cashless transaction terminal that enables secure, low cost credit transactions to take place. As the nerve center for USA's Business Express(R) product line, TransAct(R) currently enables all business center locations to provide 24/7 business center accessibility, secure transaction settlements and voice and display instructions for users. TransAct(R) works effectively to transform a la carte office components into automated, credit card-operated, revenue centers.

         To penetrate effectively the "pay as you go" business service markets within the retail, university, transportation and apartment communities, three standardized TransAct(R) packages have been developed, priced and launched to office component dealers who already service these markets. The Company anticipates that the development of a dealer channel to sell TransAct(R) units will increase licensing and usage revenue streams.

The e-Port(TM)

         The e-Port(TM) has two basic versions, both of which contain all the functionality of the current TransAct(R) terminal for credit card processing, control and data management. The non-media version of the e-Port is a device that is integrated with copiers, vending machines or other host equipment that gathers information about sales and operations of the host equipment and also allows a consumer to use a credit card to make a purchase. The media capable version which is currently being engineered would offer, in addition, capability for public access electronic commerce and advertising using the Internet. With the media capable e-Port(TM), the Company believes it has positioned itself to claim a piece of two important market spaces within the new "Internet" economy - electronic commerce and pervasive computing. This version would enable e-commerce to be transacted away from the computer and would offer Internet merchants an extension of their business without brick and mortar outlays. It could be considered a low cost "physical" location for "virtual" merchants. The media capable e-Port(TM) would possibly give consumers the opportunity to engage in interactive advertising and e-commerce while making routine purchases at millions of points of sale - including our Business Express(R) locations, vending machines, and convenience stores.

Marketing

         As of December 31, 2001, the Company was marketing its products through its full time staff consisting of five salespeople. The company is primarily focused on the vending, hospitality and office equipment industries, but has expanded product distribution into new industries, including transportation, laundry and multi-housing.

         In the vending industry, the non-media e-Port product line is now commercialized and being used by vending operators and soft drink bottlers in the USA and Canada. In April 2001, the Company formed a business alliance with Marconi, who holds the global agreement with the Coca-Cola Company for intelligent vending. The Company continues to work with the top vending machine manufacturers, including Automatic Products, AMS, U-Select-It, Rowe International, Vendtronics, Vendo, Royal and Dixie Narco; expand its authorized resellers, including Betson Enterprises, State Sales & Service and Weymouth Distributing; and intends to implement the non-media version of the e-Port with major national vending operators.

         As for the hospitality industry, Business Express continues to be one of the premier solutions for automated business centers. The Company has relationships with the two most recognized global hotel chains, Marriott and Hilton Hotels and two of the largest hotel management companies in the USA, MeriStar Hotels and Prime Hospitality.

         In the office equipment industry, the Company continues to work with Xerox, its largest authorized reseller on new distribution opportunities. In addition to Xerox, the Company has added a major new reseller in Canada, Global Technologies, which has increased the distribution of our TransAct products.

         In June, 2001, the Company and IBM signed an Agreement which establishes the basis for a strategic alliance between the two companies. The two companies will combine their respective products and capabilities to target sales to the intelligent vending, retail point of sale, and networked home applications markets. Cooperation is currently underway to identify customers, trade shows, and marketing avenues.

Procurement

         The Company's media capable e-Port(TM) is currently being engineered to be internet and media capable and easily mass producible, by an independent contract manufacturer, RadiSys. The Company believes that work is nearing completion and test units have been received. Product orders to RadiSys are governed by the Design and Manufacturing Agreement signed in June, 2000.

         In March, 2001, a manufacturing agreement between the Company and Masterwork Electronics was signed, to provide the Company with manufacturing capability for the non-media version of e-Port(TM). In January, 2002 the Company placed an order with Masterwork for 700 non-media units. All 700 were received in March, 2002.

         The Company anticipates obtaining the other components of its business center (computers, printers, fax and copy machines) through CompuCom, a distributor of IBM products, Hewlett Packard, and copier and fax manufacturers. Orders are regularly placed for quantities required for expected orders several months in advance.

Competition

    There are currently other businesses offering or announcing unattended, credit card activated control systems for use in connection with copiers, printers, personal computers, fax machines, Internet and e-mail access, vending, retail point of sale, and debit card purchase/revalue stations. In addition, the businesses which have developed unattended, credit card activated control systems currently in use in connection with gasoline dispensing, public telephones, prepaid telephone cards, ticket dispensing machines, vending machines, or facsimile machines, are capable of developing products or utilizing their existing products in direct competition with the Company. Many of these businesses are well established, have substantially greater resources than the Company and have established reputations for success in the development, sale and service of high quality products. The Company is aware of businesses that have developed an unattended, credit card activated control system to be used in connection with vending machines. Any such increased competition may result in reduced sales and/or lower percentages of gross revenues being retained by the Company in connection with its licensing arrangements, or otherwise may reduce potential profits or result in a loss of some or all of its customer base. The Company is also aware of several businesses that make available use of the Internet and use of personal computers to hotel guests in their hotel rooms. Such services might compete with the Company's Business Express(R), and the locations may not order the Business Express(R), or if ordered, the hotel guest may not use it. The Company is aware that credit card activated personal computer kiosks have been developed and are in the marketplace.

Patents, Trademarks and Proprietary Information

         We received federal registration approval of our trademarks Business Express(R), C3X(R), and Public PC(R), and have applied for federal registration of Copy Express(TM), e-Port(TM), and TransAct(TM).

         Much of the technology we have developed is subject to trade secret protection. To reduce the risk of loss of trade secret protection through disclosure, we have entered into confidentiality agreements with our key employees. There can be no assurance that we will be successful in maintaining such trade secret protection, that they will be recognized as trade secrets by a court of law, or that others will not capitalize on our technology.

         As of June 30, 2001, we have thirty-seven pending patent applications as well as sixteen pending foreign patents. Through December 31, 2001, thirteen United States patents have been issued to us:

         o U.S. Patent No. 5,619,024 entitled "Credit Card and Bank Issued Debit Card Operating System and Method for Controlling and Monitoring Access of Computer and Copy Equipment";
         o U.S. Patent No. 5,637,845 entitled "Credit and Bank Issued Debit Card Operating System and Method for Controlling a Prepaid Card Encoding/Dispensing Machine";
         o    U.S. Patent No. D423,474 entitled "Dataport";
         o    U.S. Patent No. D415,742 entitled "Laptop Dataport Enclosure";
         o    U.S. Patent No. D418,878 entitled "Sign Holder";
         o U.S. Patent No. 6,056,194 entitled "System and Method for Networking and Controlling Vending Machines";
         o U.S. Patent No. D428,047 entitled "Electronic Commerce Terminal Enclosure";
         o U.S. Patent No. D428,444 entitled "Electronic Commerce Terminal Enclosure for a Vending Machine";
         o U.S. Patent No. 6,119,934 entitled "Credit Card, Smart Card and Bank Issued Debit Card Operated System and Method for Processing Electronic Transactions";
         o U.S. Patent No. 6,152,365 entitled "Credit and Bank Issued Debit Card Operated System and Method for Controlling a Vending Machine";
         o U.S. Patent No. D437,890 entitled "Electronic Commerce Terminal Enclosure with a Hooked Fastening Edge for a Vending Machine"; and
         o U.S. Patent No. D441,401 entitled "Electronic Commerce Terminal Enclosure with Brackets".
         o U.S. Patent No. 6,321,985 entitled "System and Method for Networking and Controlling Vending Machines."

         In addition, two foreign patents, Canadian Patent No. D87998 entitled "Sign Holder" and Canadian Patent No. D91645 entitled "Laptop Data Port Enclosure" have been issued to USA.

Employees

         On December 31, 2001, we had 28 full-time employees.

Properties

         We lease our principal executive offices, consisting of approximately 10,000 square feet, at 200 Plant Avenue, Wayne, Pennsylvania for a monthly rental of $12,705 plus utilities and operating expenses. The lease expires on June 30, 2002. The Company intends to renew their lease for at least one year.

Where to get more information

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information may be obtained at the following Regional Office of the SEC: 7 World Trade Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC's Washington, D.C. office at prescribed rates.

         Our filings may also be accessed through the SEC's web site (http://www.sec.gov). We will provide a copy of any or all documents incorporated by reference herein (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this prospectus is delivered, upon written or oral request to USA Technologies, Inc., 200 Plant Avenue, Wayne, Pennsylvania 19087, Attn: George R. Jensen, Jr., Chief Executive Officer (telephone (610) 989-0340).

         We will furnish record holders of our securities with annual reports containing financial statements audited and reported upon by our independent auditors, quarterly reports containing unaudited interim financial information, and such other periodic reports as we may determine to be appropriate or as may be required by law.

                                   MANAGEMENT

Directors and Executive Officers

         Our Directors and executive officers, on the date of this Prospectus, together with their ages and business backgrounds were as follows.

         Name                      Age          Position(s) Held
         ----                      ---          ----------------
George R. Jensen, Jr.              53       Chief Executive Officer,
                                            Chairman of the Board of Directors
Stephen P. Herbert                 39       President, Director
Haven Brock Kolls, Jr.             36       Vice President - Research and
                                            Development
Leland P. Maxwell                  55       Senior Vice President, Chief
                                            Financial Officer, Treasurer
Michael K. Lawlor                  40       Vice President - Marketing
                                            and Sales
William W. Sellers (1)(2)          79       Director
William L. Van Alen, Jr. (1)(2)    67       Director
Steven Katz (1)                    52       Director
Douglas M. Lurio (2)               45       Director
Edwin R. Boynton                   47       Director

(1)      Member of Compensation Committee
(2)      Member of Audit Committee

         Each Director holds office until the next Annual Meeting of shareholders and until his successor has been elected and qualified.

         George R. Jensen, Jr., has been our Chief Executive Officer and a Director since our inception in January 1992. Mr. Jensen was Chairman, Director, and Chief Executive Officer of American Film Technologies, Inc. ("AFT") from 1985 until 1992. AFT was in the business of creating color imaged versions of black-and-white films. From 1979 to 1985, Mr. Jensen was Chief Executive Officer and President of International Film Productions, Inc. Mr. Jensen was the Executive Producer of the twelve hour miniseries, "A.D.", a $35 million dollar production filmed in Tunisia. Procter and Gamble, Inc., the primary source of funds, co-produced and sponsored the epic, which aired in March 1985 for five consecutive nights on the NBC network. Mr. Jensen was also the Executive Producer for the 1983 special for public television, "A Tribute to Princess Grace". From 1971 to 1978, Mr. Jensen was a securities broker, primarily for the firm of Smith Barney, Harris Upham. Mr. Jensen was chosen 1989 Entrepreneur of the Year in the high technology category for the Philadelphia, Pennsylvania area by Ernst & Young LLP and Inc. Magazine. Mr. Jensen received his Bachelor of Science Degree from the University of Tennessee and is a graduate of the Advanced Management Program at the Wharton School of the University of Pennsylvania.

         Stephen P. Herbert was elected a Director in April 1996, and joined USA on a full-time basis on May 6, 1996. Prior to joining us and since 1986, Mr. Herbert had been employed by Pepsi-Cola,the beverage division of PepsiCo, Inc. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy. In such position he was responsible for directing development of market strategy for the vending channel and subsequently the supermarket channel for Pepsi-Cola in North America. Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University.

         Haven Brock Kolls, Jr., joined USA on a full-time basis in May 1994 and was elected an executive officer in August 1994. From January 1992 to April 1994, Mr. Kolls was Director of Engineering for International Trade Agency, Inc., an engineering firm specializing in the development of control systems and management software packages for use in the vending machine industry. Mr. Kolls was an electrical engineer for Plateau Inc. from 1988 to December 1992. His responsibilities included mechanical and electrical computer-aided engineering, digital electronic hardware design, circuit board design and layout, fabrication of system prototypes and software development. Mr. Kolls is a graduate of the University of Tennessee with a Bachelor of Science Degree in Engineering.

         Leland P. Maxwell joined USA on a full-time basis on February 24, 1997 as Chief Financial Officer, Senior Vice President and Treasurer. Prior to joining us, Mr. Maxwell was the corporate controller for Klearfold, Inc., a privately-held manufacturer of specialty consumer packaging. From 1992 to 1996, Mr. Maxwell was the regional controller for Jefferson Smurfit/Container Corporation of America, a plastic packaging manufacturer, and from 1986 to 1992 was the divisional accounting manager. Prior thereto, he held financial positions with Safeguard Business Systems and Smithkline-Beecham. Mr. Maxwell received a Bachelor of Arts degree in History from Williams College and a Master of Business Administration-Finance from The Wharton School of the University of Pennsylvania. Mr. Maxwell is a Certified Public Accountant.

         Michael K. Lawlor joined USA on a full-time basis in 1997 and was promoted to Senior Vice President, Sales and Marketing in September 1999. Prior to joining us, Mr. Lawlor worked with Aladdin Industries, a leading manufacturer of promotional drinkware, as Director of Restaurant Sales. From 1986 to 1995, Mr. Lawlor was employed in various sales capacities by Pepsi-Cola and was National Accounts Sales Manager when he departed in 1995. Mr Lawlor received an undergraduate degree in Marketing from the University of Texas.

         William W. Sellers joined the Board of Directors of USA in May 1993. Mr. Sellers founded The Sellers Company in 1949 which has been nationally recognized as the leader in the design and manufacture of state-of-the-art equipment for the paving industry. Mr. Sellers has been awarded five United States patents and several Canadian patents pertaining to this equipment. The Sellers Company was sold to Mechtron International in 1985. Mr. Sellers is Chairman of the Board of Sellers Process Equipment Company which sells products and systems to the food and other industries. Mr. Sellers is actively involved in his community. Mr. Sellers received his undergraduate degree from the University of Pennsylvania.

         William L. Van Alen, Jr., joined the Board of Directors of USA in May 1993. Mr. Van Alen is President of Cornerstone Entertainment, Inc., an organization engaged in the production of feature films of which he was a founder in 1985. Since 1996, Mr. Van Alen has been President and a Director of The Noah Fund, a publicly traded mutual fund. Prior to 1985, Mr. Van Alen practiced law in Pennsylvania for twenty-two years. Mr. Van Alen received his undergraduate degree in Economics from the University of Pennsylvania and his law degree from Villanova Law School.

         Steven Katz joined the Board of Directors in May 1999. He is President of Steven Katz & Associates, Inc., a management consulting firm specializing in strategic planning and corporate development for technology and service-based companies in the health care, environmental, telecommunications and Internet markets. Mr. Katz's prior experience includes five years with Price Waterhouse & Co. in audit, tax and management advisory services; two years of corporate planning with Revlon, Inc.; five years with National Patent Development Corporation (NPDC) in strategic planning, merger and acquisition, technology in-licensing and out-licensing, and corporate turnaround experience as President of three NPDC subsidiaries; and two years as a Vice President and General Manager of a non-banking division of Citicorp, N.A.

         Douglas M. Lurio joined the Board of Directors of USA in June 1999. Mr. Lurio is President of Lurio & Associates, P.C., attorneys-at-law, which he founded in 1991. He specializes in the practice of corporate and securities law. Prior thereto, he was a partner with Dilworth, Paxson LLP. Mr. Lurio received a Bachelor of Arts Degree in Government from Franklin & Marshall College, a Juris Doctor Degree from Villanova Law School, and a Masters in Law (Taxation) from Temple Law School.

         Edwin R. Boynton joined the Board of Directors in July 1999. He is a partner of Stradley Ronon Stevens & Young LLP, and is a member of and currently the chair of the firm's estates department. Mr. Boynton received his bachelor of arts degree from Harvard University in 1976 and his Juris Doctor degree from Duke University in 1979.

Executive Compensation

         The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 1999, June 30, 2000 and June 30, 2001 to each of the executive officers and the other employee of the Company named below. Except as set forth below, no individual who was serving as an executive officer of the Company at the end of the fiscal years ended June 30, 1999, June 30, 2000 or June 30, 2001 received salary and bonus in excess of $100,000 in any such fiscal year.

                           Summary Compensation Table

                                Fiscal
Name and Principal Position     Year       Annual Compensation            Long Term Compensation
------------------------------------------------------------------------------------------------------

                                         Salary    Bonus    Other         Restricted    Securities
                                                     (1)    Annual        Stock         Underlying
                                                            Compensation  Awards        Options
------------------------------------------------------------------------------------------------------

George R. Jensen, Jr.,          2001    $135,000   $140,000     --          --          300,000
Chief Executive Officer,        2000    $117,500   $ 50,000     --       $80,000 (2)    180,000
                                1999    $100,000   $      0     --          --

Stephen P. Herbert,             2001    $125,000   $134,400     --          --           80,000
President                       2000    $107,500   $ 94,000     --       $80,000 (2)     45,000

Leland P. Maxwell, Chief        2001    $108,000   $ 44,240     --          --           50,000
Financial Officer,Treasurer     2000    $ 99,000   $ 29,000     --          --           15,000

H. Brock Kolls, Senior Vice     2001    $120,000   $ 97,440     --          --           80,000
President, Research&            2000    $105,000   $ 44,000     --       $80,000 (2)     30,000
Development

Michael K. Lawlor, Senior       2001    $100,000   $ 38,640     --          --           50,000
Vice President, Sales and       2000    $ 83,200   $ 35,500    $43,000 (3)  --           20,000
Marketing

Adele H. Hepburn                2001    $ 91,000   $171,700     --                        --
Director of Investor            2000    $ 91,000   $147,800     --                        --
Relations                       1999    $ 91,000   $ 51,500     --                        --


(1) For fiscal year 2000, represents shares of Common Stock issued to the executive officers valued at $2.00 per share, the closing bid price on the date of issuance. For Mr. Lawlor, the bonus also includes a $5,500 sales commission. For fiscal year 2001, represents shares of Common Stock issued to the executive officers valued at $1.12, the closing price on the effective day of authorization. For Mr. Lawlor, the bonus also includes a $1,265 sales commission. The bonus amounts for all fiscal years for Adele Hepburn consist of cash payments from the Company.

(2) Represents shares of Common Stock issued to such executive officers if employed by the Company on June 30, 2002. The shares have been valued at $2.00 per share, the closing bid price on the date of grant.
(3)   Represents payment by the Company of relocation expenses.

         The following table sets forth information regarding stock options granted during the fiscal year 2001 to the Company's executive officers named below:


             OPTION GRANTS DURING FISCAL YEAR ENDED JUNE 30, 2001

Name                  Number of    Percent of    Exercise   Expiration
                      Securities   Total Options Price      Date
                      Underlying   Granted to    Per
                      Options      Employees in  Share
                      Granted      Fiscal Year


George R. Jensen, Jr. 200,000      47.2%         $1.50     June     30, 2003
                       33,333                    $1.00     October  20, 2006
                       33,333                    $1.00     July     20, 2007
                       33,334                    $1.00     April    20, 2008

Stephen P. Herbert     26,667      12.6%         $1.00     October  20, 2006
                       26,667                    $1.00     July     20, 2007
                       26,666                    $1.00     April    20, 2008

H. Brock Kolls         26,667      12.6%         $1.00     October  20, 2006
                       26,667                    $1.00     July     20, 2007
                       26,666                    $1.00     April    20, 2008

Leland P. Maxwell      16,667       7.9%         $1.00     October  20, 2006
                       16,667                    $1.00     July     20, 2007
                       16,666                    $1.00     April    20, 2008

Michael K. Lawlor      16,667       7.9%         $1.00     October  20, 2006
                       16,667                    $1.00     July     20, 2007
                       16,666                    $1.00     April    20, 2008


Executive Employment Agreements

         The Company has entered into an employment agreement with Mr. Jensen which expires June 30, 2002. The Agreement is automatically renewed from year to year unless canceled by Mr. Jensen or the Company. The agreement provides for an annual base salary of $135,000 effective March 1, 2000. Mr. Jensen is entitled to receive such bonus or bonuses as may be awarded to him by the Board of Directors. In determining whether to pay such a bonus, the Board would use its subjective discretion. The Agreement requires Mr. Jensen to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement and for a period of one year thereafter. The agreement provides that if Mr. Jensen is employed by the Company on June 30, 2002, the Company will issue to him 40,000 shares of Common Stock.

         The agreement also grants to Mr. Jensen in the event a "USA Transaction" (as defined below) occurs after the date thereof that number of shares of Common Stock as shall when issued to him equal seven percent of all the then issued and outstanding shares of Common Stock (the "Rights"). Mr. Jensen is not required to pay any additional consideration for such shares. At the time of any USA Transaction, all of the shares of Common Stock underlying the Rights are automatically deemed to be issued and outstanding immediately prior to any USA Transaction, and are entitled to be treated as any other issued and outstanding shares of Common Stock in connection with such USA Transaction.

         The term USA Transaction is defined as (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of Directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company.

         The Rights are irrevocable and fully vested, have no expiration date, and will not be affected by the termination of Mr. Jensen's employment with the Company for any reason whatsoever. If a USA Transaction shall occur at a time when there not a sufficient number of authorized but unissued shares of Common Stock, then the Company shall as a condition of such USA Transaction promptly take any and all appropriate action to make available a sufficient number of shares of Common Stock. In the alternative, the Company may structure the USA Transactions so that Mr. Jensen would receive the same amount and type of consideration in connection with the USA Transaction as any other holder of Common Stock.

         On January 21, 1999, Mr. Jensen purchased ten (10) units of the 1999 Senior Note placement offering for $100,000. In full payment for such Units, Mr. Jensen has agreed to forego any base salary otherwise payable to him under his employment agreement during the period of time commencing on April 1, 1999 and ending on June 30, 2000, or such longer period of time as may be required based upon his monthly net base salary after all applicable withholding taxes and other deductions. At June 30, 2000, $12,199 was outstanding. Subsequent to year end, the $12,199 has been received in full.

         The Company has entered into a one-year employment agreement with Mr. Herbert which expires on June 30, 2002. The agreement is automatically renewed from year to year thereafter unless canceled by Mr. Herbert or the Company. The Agreement provides for an annual base salary of $125,000 per year effective March 1, 2000. Mr. Herbert is entitled to receive such bonus or bonuses as the Board of Directors may award to him. The Agreement requires Mr. Herbert to devote his full time and attention to the business and affairs of the Company and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter. The agreement provides that if Mr. Herbert is employed by the Company on June 30, 2002, the Company will issue to him 40,000 shares of Common Stock.

          Mr. Kolls has entered into a one-year employment agreement with the Company which expires on June 30, 2002, and is automatically renewed from year to year thereafter unless canceled by Mr. Kolls or the Company. The agreement provides for an annual base salary of $120,000 per year effective March 1, 2000. Mr. Kolls is also entitled to receive such bonus or bonuses as may be awarded to him by the Board of Directors. The Agreement requires Mr. Kolls to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of his agreement and for a period of one year thereafter. The agreement provides that if Mr. Kolls is employed by the Company on June 30, 2002, the Company will issue to him 40,000 shares of Common Stock.

         Mr. Maxwell has entered into an employment agreement with the Company which expires on June 30, 2002, and is automatically renewed from year to year thereafter unless cancelled by Mr. Maxwell or the Company. The agreement provides for an annual base salary of $108,000 per year effective March 1, 2000. Mr. Maxwell is also entitled to receive such bonus or bonuses as the Board of Directors may award to him. The Agreement requires Mr. Maxwell to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter.

         Mr. Lawlor has entered into an employment agreement with the Company which expires on June 30, 2002, and is automatically renewed from year to year thereafter unless cancelled by Mr. Lawlor or the Company. The agreement provides for an annual base salary of $100,000 per year effective March 1, 2000. Mr. Lawlor is also entitled to receive such bonus or bonuses as the Board of Directors may award to him. The Agreement requires Mr. Lawlor to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter.

Director Compensation and Stock Options

         Members of the Board of Directors do not currently receive any cash compensation for serving on the Board of Directors or any Committee thereof.

         In July 1993, the Company issued to each of Messrs. Sellers and Van Alen fully vested options to purchase 10,000 shares of Common Stock at an exercise price of $2.50 per share. In March 1998, the expiration date of these options was extended from June 30, 1998 to June 30, 2000. In July 1999, the expiration date of these options was extended from June 30, 2000 to June 30, 2001. In February 2001, the expiration date was further extended until June 30, 2003. In April 1998, the exercise price was reduced from $2.50 to $1.50.

         In March 1995, the Company issued to Mr. Sellers fully vested options to purchase 5,500 shares of Common Stock and to Mr. Van Alen fully vested options to purchase 2,500 shares of Common Stock. The exercise price of these options was $2.50 per share. In July 1999, the expiration date of these options was exteded from February 29, 2000 to June 30, 2001. In February 2001, the expiration date was further extended until June 30, 2000. In April 1998, the exercise price of these options was reduced from $2.50 to $1.50.

         During June and July 1999, the Company granted 10,000 options to each of the seven Directors who were not executive officers of the Company. Each option is exercisable at $2.00 per share at any time for five years following the vesting thereof.

         In February 2001, the Board of Directors granted a total of 300,000 options to purchase Common Stock at $1.00 per share to outside members of the Board. Of these, 120,000 options vested immediately; 90,000 options vested on June 30, 2001; and 90,000 will vest on June 30, 2002. The options may be exercised at any time within five years following the vesting.

         All of the Common Stock underlying the above options was registered by the Company under the Act, for resale by the holder thereof. Such registration was at the Company's cost and expense.

         The Board of Directors is responsible for awarding stock options. Such awards are made in the subjective discretion of the Board. Other than the repricing of the options by the Company in April 1998, the exercise price of all the above options represents on the date of issuance of such options an amount equal to or in excess of the market value of the Common Stock issuable upon the exercise of the options. In connection with the April 1998 repricing of stock options, the exercise prices of all these fully vested options were below the fair market value on the date or repricing, therefore, the Company recorded a charge to compensation expense during fiscal year 1998.

         All of the foregoing options are non-qualified stock options and not part of a qualified stock option plan and do not constitute incentive stock options as such term is defined under Section 422 of the Internal Revenue Code, as amended, and are not part of an employee stock purchase plan as described in
Section 423 thereunder.

Executive Stock Options

         In August 1999, the Company issued to an executive officer fully vested options to acquire up to 20,000 shares of Common Stock at $2.00 per share. The options are exercisable at any time within five years following issuance. The Company issued the options pursuant to the exemption from registration set forth in Section 4(2) of the Act.

         In November 1999, the Company issued fully vested options to purchase an aggregate of 90,000 shares of Common Stock to its executive officers as follows: Stephen P. Herbert - 45,000 options; Haven Brock Kolls - 30,000 options; and Leland Maxwell - 15,000 options. Each option is exercisable at $2.00 per share at any time within five years following issuance.

         In October 2000, the Company issued to George R. Jensen, Jr., fully vested options to acquire up to 200,000 shares of Common Stock at $1.50 per share. The options were exercisable at any time within two years following issuance. In February 2001, the Company extended the expiration date of these options until June 30, 2003.

         In April 2001, the Company issued the following options to purchase an aggregate of 360,000 shares of Common Stock to its executive officers as follows: George R. Jensen, Jr. - 100,000; Stephen P. Herbert - 80,000 options; Haven Brock Kolls - 80,000 options; Leland Maxwell - 50,000 options; and Michael Lawlor - 50,000 options. Each option is exercisable at $1.00 per share at any time within five years following vesting. The options vest one-third in October 2001, one-third in July 2002 and the balance in April 2003.

         In November 2001, the Company authorized issuance of 1,080,000 fully vested options to purchase Common Stock to its Executive Officers, provided that they are employed by the Company on January 2, 2002. The option amounts are:
George R. Jensen, Jr. - 320,000 options; Stephen P. Herbert - 300,000 options; Haven Brock Kolls 200,000 options; Leland Maxwell - 130,000 options; and Michael Lawlor - 130,000 options. Each option is exercisable at $.40 per share at any time following vesting and on or before June 30, 2003. These options became vested in March, 2002.

         All of the shares underlying the above options have been registered by the Company under the Act for resale by the holder thereof at the Company's cost and expense.

         The Board of Directors is responsible for awarding stock options. Such awards are made in the subjective discretion of the Board. The exercise price of all the above options represents on the date of issuance of such options an amount equal to or in excess of the market value of the Common Stock issuable upon the exercise of the options.

         All of the foregoing options are non-qualified stock options and not part of a qualified stock option plan and do not constitute incentive stock options as such term is defined under Section 422 of the Internal Revenue Code, as amended, and are not part of an employee stock purchase plan as described in
Section 423 thereunder.

                             PRINCIPAL SHAREHOLDERS

Common Stock

The following table sets forth, as of January 30, 2002, the beneficial ownership of the Common Stock of each of the Company's Directors and executive officers, as well as by the Company's Directors and executive officers as a group. Except as set forth below, the Company is not aware of any beneficial owner of more than five percent of the Common Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                            Number of Shares                            Percent
Name and Address                             of Common Stock                               Of
of Beneficial Owner                         Beneficially Owned(1)                       Class (2)
-------------------                         ---------------------                       ---------

George R. Jensen, Jr.                        1,075,000 shares(3)                          1.47%
517 Legion Road
West Chester, Pennsylvania 19382

Stephen P. Herbert                           1,004,717 shares(4)                          1.38%
536 West Beach Tree Lane
Strafford, Pennsylvania 19087

Haven Brock Kolls, Jr.                         755,517 shares(5)                          1.04%
1573 Potter Drive
Pottstown, Pennsylvania 19335

Leland P. Maxwell                              413,717 shares(6)                           *
401 Dartmouth Road
Bryn Mawr, Pennsylvania 19010

Michael K. Lawlor                              376,217 shares (7)                          *
113 Lisa Drive
Paoli, PA 19301

Edwin R. Boynton                               240,500 shares(8)                           *
104 Leighton Drive
Bryn Mawr, Pennsylvania 19010

Steven Katz                                     45,000 shares(9)                           *
20 Rebel Run Drive
East Brunswick, New Jersey 08816

Douglas M. Lurio                               263,713 shares(10)                          *
2005 Market Street, Suite 2340
Philadelphia, Pennsylvania 19103

William W. Sellers                             815,744 shares(11)                         1.12%
394 East Church Road
King of Prussia, Pennsylvania 19406

Henry B. duPont Smith                           77,000 shares(12)                          *
350 Mill Bank Road
Bryn Mawr, Pennsylvania 19010

William L. Van Alen, Jr.                       125,836 shares(13)                          *
Cornerstone Entertainment, Inc.
P.O. Box 727
Edgemont, Pennsylvania 19028

La Jolla Cove Investors, Inc.                9,615,375  shares (14)                       13.18%
7817 Herschel Avenue, Suite 200
La Jolla, California 92037

All Directors and Executive
Officers As a Group (11 persons)             5,546,294 shares(15)                         7.60%

* Less than one percent (1%)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or shares of Common Stock issuable upon exercise of warrants, senior notes, convertible debentures or options currently exercisable or convertible, or exercisable or convertible within 60 days of January 30, 2002, are deemed to be beneficially owned for purposes hereof.

(2) On January 30, 2002, there were 35,399,300 shares of Common Stock and 545,789 shares of Series A Preferred Stock issued and outstanding. For purposes of computing the percentages under this table, it is assumed that the 1,260,000 shares of stock being registered for consultants are included for the purposes of this table, and that all shares of Series A Preferred Stock have been converted into Common Stock, all accrued and unpaid dividends on the Series A Preferred Stock as of January 30, 2002 have been converted into 494,505 shares of Common Stock, all options which are vested as of January 30, 2002 (or within 60-days thereof) have been converted into 3,356,667 shares of Common Stock, all outstanding warrants have been exercised for 10,837,851 shares of Common Stock, the La Jolla Convertible Debenture and related conversion warrants have been exercised for 8,760,675 shares, and all outstanding Convertible Senior Notes have been converted into 12,304,700 shares of Common Stock. Therefore, for purposes of computing the percentages under this table, there are 72,549,487 shares of Common Stock issued and outstanding.

(3) Includes 700,000 shares of Common Stock issuable upon the exercise of options, 168,000 shares issuable upon conversion of Senior Notes, and 10,000 shares of Common Stock beneficially owned by his spouse. Does not include the right granted to Mr. Jensen under his Employment Agreement to receive seven percent (7%) of the issued and outstanding Common Stock upon the occurrence of a USA Transaction (as defined herein).

(4) Includes 536,667 shares of Common Stock issuable to Mr. Herbert upon the exercise of options and 1,000 shares beneficially owned by his child.

(5) Includes 396,667 shares of Common Stock issuable to Mr. Kolls upon the exercise of options, 18,000 shares of Common Stock owned by his spouse, and 24,000 shares issuable to his spouse upon conversion of her Senior Note.

(6) Includes 216,667 shares of Common Stock issuable to Mr. Maxwell upon the exercise of options.

(7) Includes 196,667 shares of Common Stock issuable to Mr. Lawlor upon the exercise of options.

(8) Includes 5,500 shares of Common Stock issuable upon conversion of 5,500 shares of Series A Preferred Stock. Includes 45,000 shares of Common Stock issuable upon exercise of options and 16,000 shares issuable upon conversion of his Senior Note. Does not include any shares of Common Stock issuable upon conversion of any accrued and unpaid dividends on the Series A Preferred Stock.

(9) Includes 45,000 shares of Common Stock issuable upon exercise of options.

(10) Includes 42,213 shares of Common Stock held jointly with Mr. Lurio's spouse, 45,000 shares of Common Stock issuable upon exercise of options, 100,000 shares issuable upon exercise of warrants, and 24,000 shares issuable upon conversion of his Senior Note.

(11) Includes 21,245 shares of Common Stock owned by the Sellers Pension Plan of which Mr. Sellers is a trustee, 4,651 shares of Common Stock owned by Sellers Process Equipment Company of which he is a Director, and 9,929 shares of Common Stock owned by Mr. Seller's spouse. Includes 60,500 shares of Common Stock issuable upon exercise of options, 153,334 shares issuable upon exercise of warrants, and 56,000 shares issuable upon conversion of Senior Notes.

(12) Includes 12,000 shares of Common Stock issuable upon conversion of the 12,000 shares of Series A Preferred Stock beneficially owned by Mr. Smith. Includes 55,000 shares of Common Stock issuable upon exercise of options. Does not include any shares of Common Stock issuable upon conversion of any accrued and unpaid dividends on the Series A Preferred Stock.

(13) Includes 57,500 shares of Common Stock issuable to Mr. Van Alen upon exercise of options and 26,668 shares issuable upon exercise of warrants.

(14) Includes 854,700 shares of Common Stock as well as 8,760,675 shares issuable upon conversion of Convertible Debenture and exercise of related conversion warrants.

(15)     Includes all shares of Common Stock described in footnotes (2) through
         (13) above.

Preferred Stock

         Series A Preferred Stock

         The following table sets forth, as of January 30, 2002, the beneficial ownership of the Series A Preferred Stock by the Company's Directors and executive officers, as well as by the Company's Directors and executive officers as a group. Except as set forth below, the Company is not aware of any beneficial owner of more than five percent of the Series A Preferred Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Series A Preferred Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                         Number of Shares
Name and Address                         of Preferred Stock       Percent of
of Beneficial Owner                      Beneficially Owned        Class (1)
-------------------                      ------------------       ----------

Edwin R. Boynton                               5,500                1.0%
104 Leighton Avenue
Bryn Mawr, Pennsylvania 19010

Henry B. duPont Smith                         12,000(2)             2.18%
350 Mill Bank Road
Bryn Mawr, Pennsylvania 19010

All Directors and Executive
Officers As a Group (11 persons)              17,500                3.18%

* Less than one percent (1%)

-----------
(1) There were 549,884 shares of Series A Preferred Stock issued and outstanding as of January 30, 2002.

(2) Includes 2,000 shares of Series A Preferred Stock held by trusts for the benefit of Mr. Smith's children of which he is a trustee.

                              CERTAIN TRANSACTIONS

         On January 21, 1999, Mr. Jensen purchased ten units pursuant to the Company's private placement offering of Senior Notes for $100,000. In full payment, Mr. Jensen has agreed to forgo any base salary otherwise payable to him under his employment agreement during the period of time commencing on April 1, 1999 and ending on June 30, 2000, or such longer period as required. Mr. Jensen made full payment by June 30, 2000.

         In July 1999, the Company extended the expiration dates until June 30, 2001 of the options to acquire Common Stock held by the following directors, officers, and employees: Adele Hepburn - 77,000 options; H. Brock Kolls - 20,000 options; Henry duPont Smith - 10,000 options; William Sellers - 15,500 options; Peter Kapourelos - 17,000 otions; and William Van Alen - 12,500 options. All of the foregoing options would have expired in the first two calendar quarters of the year 2000 or the first calendar quarter of year 2001. In February, 2001, all these options were further extended until June 30, 2003, and in addition the expiration dates of the following additional options were also extended to June 30, 2003: H. Brock Kolls - 20,000 options; Stephen Herbert - 40,000 options; Michael Lawlor - 3,750 options; and George Jensen - 200,000 options.

         During the fiscal year ended June 30, 2000 and June 30, 2001, the Company paid Lurio & Associates, P.C., of which Mr. Lurio is President and a current member of our Board of Directors, professional fees of approximately $179,000 and $220,000 respectively, for legal services rendered to the Company by such law firm.

         During February 2000, the Company issued an aggregate of 87,500 shares of Common Stock to five executive officers: George Jensen - 25,000 shares; Stephen Herbert - 20,000 shares; Haven Brock Kolls - 20,000 shares; Leland Maxwell - 12,500 shares; Michael Lawlor - 10,000 shares. Such shares were issued as a bonus for services rendered and to be rendered for the calendar year 2000. The shares were valued at $2.00 per share, the closing bid price on the date of issuance. The Company has registered these shares under the Act.

         In February 2000, in connection with his relocation to the Philadelphia, Pennsylvania area, the Company agreed to pay the costs of relocation for Michael Lawlor, Vice President of the Company. As of June 30, 2000, a total of approximately $43,000 has been paid for this purpose.

         In April, 2000, the Board of Directors authorized the Company to issue up to 25,000 shares of Common Stock to current or future employees, directors or consultants as compensation or bonus. Through June 30, 2001, all shares have been issued.

         In October 2000, the Company issued to George R. Jensen, Jr., fully vested options to acquire up to 200,000 shares of Common Stock at $1.50 per share. The options were exercisable at any time within two years following issuance. In February 2001, the Company extended the expiration date of these options until June 30, 2003.

         In February 2001, the Board of Directors granted a total of 300,000 options to purchase Common Stock at $1.00 per share to outside members of the Board. Of these, 120,000 options vested immediately; 90,000 options vested on June 30, 2001; and 90,000 will vest on June 30, 2002. The options may be exercised at any time within five years following the vesting.

         In April 2001, the Company issued the following options to purchase an aggregate of 360,000 shares of Common Stock to its executive officers as follows: George R. Jensen, Jr. - 100,000; Stephen P. Herbert - 80,000 options; Haven Brock Kolls - 80,000 options; Leland Maxwell - 50,000 options; and Michael Lawlor - 50,000 options. Each option is exercisable at $1.00 per share at any time within five years following vesting. The options vest one-third in October 2001, one-third in July 2002 and the balance in April 2003. The Company also issued the following shares of Common Stock to its executive officers as follows: George R. Jensen, Jr. - 125,000 shares; Stephen P. Herbert - 120,000 shares; Haven Brock Kolls - 87,000 shares; Leland Maxwell - 39,500 shares; and Michael Lawlor - 34,500 shares.

         In September 2001, the Company paid a fiscal year 2002 bonus to Adele Hepburn in the amount of $200,000 consisting of 33.33 units of the 2001-B private placement offering which closed on September 14, 2001.

         The following executive officers had signed subscription agreements but had not paid the amounts due thereunder to the Company in connection with the private placement offering of Common Stock and 2001-C Warrants that closed in October 2001: George R. Jensen, Jr. - $160,000; Stephen P. Herbert - $150,000; Haven Brock Kolls - $100,000; Leland P. Maxwell - $75,000; and Michael Lawlor - $75,000. For each $10,000 subscribed for in the offering, the subscriber is entitled to receive 10,000 shares and warrants to purchase up to 10,000 shares at $.50 per share. As detailed in the next paragraph, in January 2002, the shares of Common Stock subscribed for as well as all of the shares of Common Stock underlying the 2001-C Warrants subscribed for were issued to the executive officers by the Company as a bonus.

         In January 2002, the Company paid a bonus to the executive officers, as follows: George R. Jensen, Jr. - 320,000 shares; Stephen P. Herbert - 300,000 shares; Haven Brock Kolls - 200,000 shares; Leland P. Maxwell - 130,000 shares; and Michael Lawlor - 130,000 shares. These shares represented all of the Common Stock issuable pursuant to the subscription agreements entered into by these executive officers referred to above as well as all of the Common Stock underlying all of the 2001-C Warrants subscribed for by them. In connection with the issuance of the shares, the executive officers were not required to pay any amounts due under the subscription agreements or any of the amounts due for the exercise price of the 2001-C Warrants. As a result of the issuance of these shares, the Company recorded a non-cash compensation charge of $486,000 in the quarter ended March 31, 2002. The Company has agreed at its cost and expense to register all of these shares for resale under the Act.

         In November 2001, the Company and Mr. Jensen agreed to reduce the percentage of shares of Common Stock to be issued to him under his Employment Agreement in the event of a USA Transaction from eight percent to seven percent of the issued and outstanding shares.

                              SELLING SHAREHOLDERS

         Each of the selling shareholders listed below is, as of the date hereof, the holder of our common stock or has the right to acquire the number of shares of common stock set forth opposite such selling shareholder's name. The issuance of the common stock to the selling shareholders as well as the issuance of the common stock to the selling shareholders upon exercise of the warrants or options or upon conversion of the convertible debentures was or will be a transaction exempt from the registration requirements of the Act and various state securities laws.

         We have agreed, at our expense, to register all of the common stock for resale by the selling shareholders under the Act. We expect to incur expenses of approximately $40,000 in connection with the registration statement of which this prospectus is a part.

         The number of shares that may be actually sold by the selling shareholder will be determined by the selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus. Particular selling shareholders may not have a preset intention of selling their shares and may offer less than the number of shares indicated. Because the selling shareholder may sell all, some or none of the shares of common stock that the selling shareholder holds, no estimate can be given as to the number of shares of our common stock that will be held by the selling shareholder upon termination of the offering. Shares of common stock may be sold from time to time by the selling shareholders or by pledgees, donees, transferees or other successors in interest.

         The following tables set forth information with respect to each selling shareholder and the respective amounts of common stock that may be offered pursuant to this prospectus. None of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us, except as noted below. Except as specifically set forth below, following the offering, and assuming all of the common stock offered hereby has been sold, none of the selling shareholders will beneficially own one percent (1%) or more of the common stock.

                              LA JOLLA COMMON STOCK

                                                                              Beneficial Ownership
                                                                                 After Offering
                                        Common Stock Offered                     --------------
Selling Shareholder                           Hereby                         Number           Percent
-------------------                           ------                         ------           -------
La Jolla Cove Investors, Inc.               6,623,925                           0                *

------------
* Less than one percent.

                       ALEX CONSULTING, INC. COMMON STOCK

                                                                                Beneficial Ownership
                                                                                   After Offering
                                     Common Stock Offered                          --------------
Selling Shareholder                         Hereby                            Number           Percent
-------------------                         ------                            ------           -------
Alex Consulting, Inc.(1)                    400,000 shares                      0                 *

------------
* Less than one percent.

(1) Alex Consulting is presently our financial consultant.


                           LARRY GERSHMAN COMMON STOCK

                                                                                 Beneficial Ownership
                                                                                  After Offering
                                       Common Stock Offered                       --------------
Selling Shareholder                          Hereby                          Number           Percent
-------------------                          ------                          ------           -------
Larry Gershman(1)                           90,000 shares                      0                 *

------------
* Less than one percent.

(1) Mr. Gershman acts as our financial consultant.

                         EXECUTIVE OFFICER COMMON STOCK

                                                                                 Beneficial Ownership
                                                                                    After Offering
                                         Common Stock Offered                       --------------
Selling Shareholder(1)                        Hereby                             Number         Percent
-------------------                           ------                             ------         -------
George R. Jensen, Jr.                       320,000 shares                      958,333          1.57%
Stephen P. Herbert                          300,000 shares                      704,717          1.15%
H. Brock Kolls                              200,000 shares                      555,517          *
Leland P. Maxwell                           130,000 shares                      283,717          *
Michael P. Lawlor                           130,000 shares                      246,217          *
                                            --------------

                  Total                     1,080,000 shares

------------
* Less than one percent.

(1) The selling shareholders are our current executive officers. The shares represent shares underlying stock options granted to our executive officers in March 2002.

                        EMPLOYMENT AGREEMENT COMMON STOCK

                                                                                 Beneficial Ownership
                                                                                     After Offering
                                        Common Stock Offered                         --------------
Selling Shareholder(1)                         Hereby                           Number          Percent
-------------------                            ------                           ------          -------
George R. Jensen, Jr.                       40,000 shares                       958,333          1.57%
Stephen P. Herbert                          40,000 shares                       704,717          1.15%
H. Brock Kolls                              40,000 shares                       555,517          *
                                           -------                            ---------
                                           120,000 shares                     2,218,567

------------
* Less than one percent.

(1) The selling shareholders are our executive officers. The shares represent shares issuable to each of them under their employment agreements if employed by us on June 30, 2002.




                        TECHNOLOGY PARTNERS COMMON STOCK


                                                                                 Beneficial Ownership
                                                                                     After Offering
                                        Common Stock Offered                         --------------
Selling Shareholder(1)                         Hereby                           Number          Percent
-------------------                            ------                           ------          -------
Technology Partners (Holdings) LLC         240,000 shares                          0               *

------------
* Less than one percent.

(1) Technology Partners is our investment banker. The shares are to be issued pursuant to our agreement with Technology Partners.

                             MARKET FOR COMMON STOCK

          The Common Stock is currently traded on the OTC Electronic Bulletin Board under the symbol USTT.

         The high and low bid prices on the OTC Electronic Bulletin Board for the Common Stock were as follows:

Fiscal
------

2000                                              High            Low
----                                              ----            ---
First Quarter (through September 30, 1999)        $ 2.94          $1.63
Second Quarter (through December 31, 1999)        $ 6.56          $1.63
Third Quarter (through March 31, 2000)            $ 4.50          $2.19
Fourth Quarter (through June 30, 2000)            $ 3.38          $1.31

2001
----
First Quarter (through September 30, 2000)        $ 1.75          $0.91
Second Quarter (through December 31, 2000)        $ 1.78          $0.66
Third Quarter (through March 31, 2001)            $ 1.78          $0.88
Fourth Quarter (through June 30, 2001)            $ 1.28          $0.74

2002
----
First Quarter (through September 30, 2001)        $ 1.09          $0.52
Second Quarter (through December 31, 2001)        $ 0.77          $0.28

         Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

         At January 30, 2002, there are 3,356,667 shares of Common Stock issuable upon exercise of outstanding options. Of the 3,356,667 options, 1,080,000 are exercisable at $.40 per share, 5,000 are exercisable at $.50 per share, 400,000 are exercisable at $.70 per share, 735,000 are exercisable at $1.00 per share, 305,000 are exercisable at $1.50 per share, 656,167 are exercisable at $2.00 per share, 84,000 are exercisable at $2.50 per share, 81,500 are exercisable at $4.50 per share, and 10,000 are exercisable at $5.00 per share. The Company has registered for resale under the 1933 Act all of the Common Stock underlying the options. All of the aforesaid options have been issued by the Company to employees, Directors, officers and consultants.

         As of January 30, 2002, the following Warrants were outstanding:

                  4,000 1996-B Warrants;
                  1,500 1997 Warrants;
                  2,500 1998-A Warrants;
                  5,000 1998-B Warrants;
                  75,000 Investor Relations Group;
                  1,580,828 Swartz Private Equity, LLC warrants;
                  5,857,106 2001-B Warrants;
                  2,411,917 2001-C Warrants; and
                  100,000 GEMA Warrants.

         As of January 30, 2002, the Company has registered for resale under the 1933 Act all of the Common Stock underlying these warrants (other than those underlying the GEMA Warrants and 2001-B Warrants).

         As of January 30, 2002, there are $8,345,000 face value of Senior Notes outstanding for which cash has been collected (including the $895,601 of funded Senior Note deposits), which are convertible into 12,304,700 shares of Common Stock. Of the total cash received, $5,034,000 of Notes are payable by the Company on December 31, 2003, with the remainder payable by the Company on December 31, 2004.

         On January 30, 2002 there were 1,303 record holders of the Common Stock and 585 record holders of the Preferred Stock.

         The holders of the Common Stock are entitled to receive such dividends as the Board of Directors of the Company may from time to time declare out of funds legally available for payment of dividends. Through the date hereof, no cash dividends have been declared on the Company's securities. No dividend may be paid on the Common Stock until all accumulated and unpaid dividends on the Preferred Stock have been paid. As of December 31, 2001, such accumulated unpaid dividends amount to $4,995,449 and an additional $409,342 of dividends accrued on February 1, 2002.

         During fiscal year 2001, certain holders of the Company's Preferred Stock converted 11,160 shares into 11,160 shares of Common Stock. Certain of these shareholders also converted cumulative preferred dividends of $87,030 into 8,703 shares of Common Stock.

         As of January 30, 2002, there were 545,789 shares of Common Stock issuable upon conversion of the outstanding Preferred Stock and 494,505 shares issuable upon the conversion of cumulative Preferred Dividends, which when and if issued would be freely tradeable under the Act.

         Subsequent to January 30, 2002 and through April 5, 2002, the following equity activity occurred:

         * We sold an additional $364,351 of senior notes due 2004 which are convertible into 910,877 shares at $.40 per share;

         * We agreed to issue to Alex Consulting, Inc.a total of 400,000 shares;

         * We agreed to issue to Larry Gershman a total of 90,000 shares; and

         * We agreed to issue to Technology Partners (Holdings) LLC a total of 240,000 shares.

         In March 2002, we entered into a binding letter of intent to acquire Stitch Networks Corporation. Pursuant to the transaction, Stitch would become our wholly-owned subsidiary. The letter provides that in exchange for their Stitch stock, the Stitch stockholders would receive an aggregate of 24,000,000 of our shares of common stock and options to purchase up to 8,000,000 of our shares of common stock at $.40 per share at any time through June 30, 2002. The letter also provides that our Board of Directors would be increased to ten members, with the three vacancies to be filled at the time of closing of the transaction by persons nominated by Stitch. In order to consummate the proposed transaction, our shareholders must approve an increase in the authorized shares from 85,000,000 to 150,000,000. The shareholders' meeting is presently scheduled for May 10, 2002. The letter provides that the transaction shall be closed no later than May 17, 2002.

                            DESCRIPTION OF SECURITIES

General

         We are authorized to issue up to 85,000,000 shares of common stock, no par value, and 1,800,000 shares of undesignated preferred stock. As of the date hereof, 900,000 shares have been designated as series A convertible preferred stock, no par value.

         As of January 30, 2002, there were 35,399,300 shares of common stock issued and outstanding and 549,884 shares of series A preferred stock issued and outstanding which are convertible into 549,884 shares of common stock. Through January 30, 2002, a total of 565,361 shares of preferred stock have been converted into 641,805 shares of common stock and $2,342,535 of accrued and unpaid dividends thereon have been converted into 264,330 shares of common stock.

Consultant Warrants


         In April 2001, we issued warrants to purchase up to 75,000 shares to the Investor Relations Group. The warrants are exercisable at any time for five years at $1.25 per share.

         We have at our expense registered for resale under the Act all of the common stock underlying the consultant warrants.

Management Options

         As of June 30, 2001, we had issued to our employees and consultants options to acquire up to:

         o    15,000 shares at $5.00 per share;
         o    81,500 shares at $4.50 per share;
         o    84,000 shares at $2.50 per share;
         o    656,167 shares at $2.00 per share;
         o    310,000 shares at $1.50 per share;
         o    735,000 shares at $1.00 per share;
         o 3,000,000 shares at $1.25 per share (which expired unexercised in September 2001); and
         o    5,000 shares at $.50 per share.

         In connection with the management options, we have, at our cost and expense, filed a registration statement under the Act covering the resale of all the common stock underlying the options.

La Jolla Debenture and Warrants

         During July 2001, the Company issued to La Jolla Cove Investors, Inc. a warrant to purchase up to 500,000 shares of Common Stock. The warrant can be exercised at any time in whole or in part within one year following the effectiveness of the registration statement covering the resale of the shares issuable upon exercise of the warrant. The exercise price of the warrant is the lower of $1.00 or 80% of the lowest closing bid price of the Common Stock during the 20 trading days prior to exercise. The Company has agreed to prepare and file at its cost and expense a registration statement covering the resale by La Jolla of the shares underlying the warrant. At the time of the issuance of the warrant, La Jolla paid to the Company a non-refundable fee of $50,000 to be credited towards the exercise price under the warrant. A broker-dealer received a commission of $3,500 in connection with this warrant. During the quarter ended December 31, 2001, La Jolla exercised all of these warrants for a cash payment of approximately $.29 per share.

         During August 2001, the Company issued to La Jolla a $225,000 Convertible Debenture bearing 9 3/4 percent interest with a maturity date of August 2, 2003. Interest is payable by the Company monthly in arrears. The Debenture is convertible at any time after the earlier of the effectiveness of the registration statement referred to below or 90 days following issuance at the lower of $1.00 per share or 80% of the lowest closing bid price of the Common Stock during the 20 days (changed to 270 calendar days) preceding exercise. If on the date of conversion the closing bid price of the shares is $.40 or below, the Company shall have the right to prepay the portion being converted at 150% of the principal amount being converted. In such event, La Jolla shall have the right to withdraw its conversion notice. At the time of conversion of the Debenture, the Company has agreed to issue to La Jolla warrants to purchase an amount of Common Stock equal to ten times the number of shares actually issued upon conversion of the Debenture. The warrants are exercisable at any time for two years following issuance and at the related conversion price of the Debenture. The Company has agreed to prepare and file at its expense a registration statement covering the resale of the shares of Common Stock underlying the Debenture as well as the related warrants issuable upon conversion of the Debenture. La Jolla paid to the Company the sum of $100,000 at the time of the issuance of the Debenture and the balance of $125,000 at the time of the effective date of the registration statement.

         Through March 31, 2002, La Jolla converted $70,000 of principal and exercised related warrants for 2,719,500 shares receiving a total of 2,991,450 shares of Common Stock. The Debenture was converted at the rate of $.2574 per share and the exercise price of the warrants was $.2574 per share. The Company received proceeds of $700,000 in connection with the conversion of the Debentures and exercise of related warrants.

Common Stock

         The holder of each share of common stock:

         o is entitled to one vote on all matters submitted to a vote of the shareholders of USA, including the election of directors. There is no cumulative voting for directors;
         o does not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of USA; and
         o is entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends.

         No dividend may be paid on the common stock until all accumulated and unpaid dividends on the series A preferred stock have been paid. Upon any liquidation, dissolution or winding up of USA, holders of shares of common stock are entitled to receive pro rata all of the assets of USA available for distribution, subject to the liquidation preference of the series A preferred stock of $10.00 per share and any unpaid and accumulated dividends on the series A preferred stock.

Series A Convertible Preferred Stock

         The holders of shares of series A preferred stock:

         o have the number of votes per share equal to the number of shares of common stock into which each such share is convertible (i.e., 1 share of series A preferred stock equals 1 vote);
         o are entitled to vote on all matters submitted to the vote of the shareholders of USA, including the election of directors; and
         o are entitled to an annual cumulative cash dividend of $1.50 per annum, payable when, as and if declared by the Board of Directors.

         The record dates for payment of dividends on the series A preferred stock are February 1 and August 1 of each year. Any and all accumulated and unpaid cash dividends on the series A preferred stock must be declared and paid prior to the declaration and payment of any dividends on the common stock. Any unpaid and accumulated dividends will not bear interest. As of June 30, 2001 the accumulated and unpaid dividends were $4,621,150, and as of December 31, 2001 were $4,995,449.

         Each share of series A preferred stock is convertible at any time into 1 share of fully issued and non-assessable common stock. Accrued and unpaid dividends earned on shares of series A preferred stock being converted into common stock are also convertible into common stock at the rate $10.00 per share of common stock at the time of conversion and whether or not such dividends have then been declared by USA. As of June 30, 2001, and December 31, 2002 a total of 555,866 and 560,191, respectively, shares of series A preferred stock have been converted into common stock and accrued and unpaid dividends thereon have been converted into 255,398 and 259,290, respectively, shares of common stock. The conversion rate of the series A preferred stock (and any accrued and unpaid dividends thereon) will be equitably adjusted for stock splits, stock combinations, recapitalizations, and in connection with certain other issuances of common stock by USA. Upon any liquidation, dissolution, or winding-up of USA, the holders of series A preferred stock are entitled to receive a distribution in preference to the common stock in the amount of $10.00 per share plus any accumulated and unpaid dividends.

         We have the right, at any time, to redeem all or any part of the issued and outstanding series A preferred stock for the sum of $11.00 per share plus any and all unpaid and accumulated dividends thereon. Upon notice by USA of such call, the holders of the series A preferred stock so called will have the opportunity to convert their shares and any unpaid and accumulated dividends thereon into shares of common stock. The $11.00 per share figure was the redemption price approved by the Directors and shareholders of USA at the time the series A preferred stock was created and first issued. We currently have no plans to redeem the preferred stock.

         We issued a special stock dividend consisting of one-third of a share of common stock for each share of series A preferred stock issued and outstanding on August 1, 1995. The stock dividend consisted of an aggregate of 190,860 shares of common stock.

12% Senior Notes

         As of December 31, 2001, we have outstanding $1,791,202 of Senior Notes due December 31, 2004 (which included $895,601 of funded Senior Note deposits subsequently reclassified into Senior Notes after the Shareholder meeting), and $5,034,000 of Senior Notes due December 31, 2003. The principal amount of each senior note which is not voluntarily converted shall be payable on the maturity date thereof, at which time any unpaid and accrued interest shall also become due. Interest shall accrue at the rate of 12% per annum from and after the date of issuance and shall be payable quarterly in arrears on December 31, March 31, June 30, and September 30 of each year until December 31, 2004. The senior notes are senior to all existing equity securities of USA, including the series A preferred stock.

         Of the senior notes due December 31, 2003, a total of $3,823,000 were purchased through the exchange of $3,823,000 of the old senior notes. The principal amount of these notes is convertible at any time into shares of common stock at the rate of $1.25 per share. The interest paid on these notes is also convertible into shares of common stock at the rate of $1.00 per share. For the quarters ended September 31, 2001 and December 31, 2001, the conversion rate was reduced to $.50 per share and for the quarter ended March 31, 2002 to $.40 per share.

         In November 2001, the Company commenced a private placement offering of 12% Convertible Senior Notes due 2004. The principal amount of each Senior Note is convertible at any time into shares of Common Stock at the rate of $.40 per share. As part of this offering, current warrant holders were incented to participate through a price reduction of some warrants and an extension of time for exercise of some of these warrants. The warrants were scheduled to expire by December 31, 2001 or March 31, 2002 (according to their original terms) at $.50 and now become exercisable at $.10 through December 31, 2002. In January 2002, the offering was increased to up to $6,500,000 principal amount of Senior Notes. In January 2002, the Company agreed to provide the option to each holder of these senior notes to elect to accept shares in lieu of receiving cash in satisfaction of the interest payments otherwise due to them on account of the last three quarters of 2002. The conversion rate for this interest payment due for the quarter ended March 31, 2002 was $.40 per share.

         The indebtedness evidenced in the Senior Note is subordinated to the prior payment when due of the principal of, premium, if any, and interest on all "Senior Indebtedness", as defined herein, of USA as follows: Upon any distribution of its assets in a liquidation or dissolution of USA, or in bankruptcy, reorganization, insolvency, receivership or similar proceedings relating to USA, the Lender shall not be entitled to receive payment until the holders of Senior Indebtedness are paid in full. Until a payment default occurs with respect to any Senior Indebtedness, all payments of principal and interest due to Lender under the senior note shall be made in accordance with this senior note. Upon the occurrence of any payment default with respect to any Senior Indebtedness then, upon written notice thereof to USA and Lender by any holder of such Senior Indebtedness or its representative, no payments of principal or interest on the senior note shall be made by USA until such payment default has been cured to the satisfaction of the holder of such Senior Indebtedness or waived by such holder, provided, however, that if during the 180 day period following such default, the holder of Senior Indebtedness has not accelerated its loan, commenced foreclosure proceedings or otherwise undertaken to act on such default, then USA shall be required to continue making payments under the senior note, including any which had not been paid during such 180 day period. In the event that any institutional lender to USA at any time so requires, the Lender shall execute, upon request of USA, any intercreditor or subordination agreement(s) with any such institutional lender on terms not materially more adverse to the Lender then the subordination terms contained in this senior note.

         The term "Senior Indebtedness" shall mean (a) all direct or indirect, contingent or certain indebtedness of any type, kind or nature (present or future) created, incurred or assumed by USA with respect to any future bank or other financial institutional indebtedness of USA or (b) any indebtedness created, incurred, or assumed, by USA secured by a lien on any of our assets.

         Notwithstanding anything herein to the contrary, Senior Indebtedness does not include:

         o unsecured accounts payable to trade creditors of USA incurred in the ordinary course of business;
         o any debt owed by USA to any officer, director or stockholder of USA;
         o any obligation of Borrower issued or contracted for as payment in consideration of the purchase by USA of the capital stock or substantially all of the assets of another person or in consideration for the merger or consolidation with respect to which USA was a party;
         o    any operating lease obligations of USA;
         o any other indebtedness which by its terms is subordinated to the senior note; or
         o any "other indebtedness" which is subordinated to all indebtedness to which the senior note is subordinated in substantially like terms as the senior note; which such "other indebtedness" shall be treated as equal with the indebtedness evidenced by the senior note.


Common Stock Purchase Warrants

         o Each 2001-B warrant entitles its holder to immediately purchase one share for $.50 subject to reduction at any time. One-half of each holder's warrants were exercisable at any time prior to December 31, 2001 and the balance at any time prior to June 30, 2002 (or such later date as may be determined by USA).

         o Each 2001-C warrant entitles its holder to immediately purchase one share for $.50 subject to reduction at any time. Each warrant expires on April 30, 2002.

         o Each 1998-B warrant entitles its holder to immediately purchase one share of common stock. The exercise price is $4.00 per share, subject to reduction at any time by USA. The 1998-B warrants are exercisable at any time prior to August 17, 2003, or such later date as may be determined by USA.

         o Each 1998-A warrant entitles its holder to immediately purchase one share of common stock. The exercise price is $4.00 per share, subject to reduction at any time by USA. The 1998-A warrants are exercisable at any time prior to March 5, 2003 or such later date as may be determined by USA.

         o Each 1997 warrant entitles its holder to immediately purchase one share of common stock. The exercise price is $4.00 per share, subject to reduction at any time by USA. The 1997 Warrants are exercisable at any time prior to July 3, 2002, or such later date as may be determined by USA.

         The warrants have been issued pursuant to warrant agreements by and between USA and American Stock Transfer & Trust Company, the warrant agent.

         We have registered for resale the common stock underlying the above warrants under the Act.

         The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. Upon the merger, consolidation, sale of substantially all the assets of USA, or other similar transaction, the warrant holders shall, at the option of USA, be required to exercise the warrants immediately prior to the closing of the transaction, or such warrants shall automatically expire. Upon such exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction.

         The warrants do not confer upon the holder any voting or any other rights of a shareholder of USA. Upon notice to the warrant holders, USA has the right, at any time and from time to time, to reduce the exercise price or to extend the warrant termination date.

Shares Eligible for Future Sale

         All of the 35,399,300 shares of common stock issued and outstanding on January 30, 2002 are freely transferable without registration under the Act (other than shares held by "affiliates" of USA). As of January 30, 2002, there were 549,884 shares of preferred stock issued and outstanding, all of which are freely transferable without further registration under the Act (other than shares held by "affiliates" of USA). The shares of preferred stock issued and outstanding as of January 30, 2002 are convertible into 549,884 shares of common stock all of which would be fully transferrable without further registration under the Act (other than shares held by "affiliates" of USA).

         Shares of our common stock which are not freely tradeable under the Act are known as "Restricted Securities" and cannot be resold without registration under the Act or pursuant to Rule 144 promulgated thereunder.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including any affiliate of USA, who beneficially owns "restricted securities" for a period of at least one year is entitled to sell within any three-month period, shares equal in number to the greater of (i) 1% of the then outstanding shares of the same class of shares, or
(ii) the average weekly trading volume of the same class of shares during the four calendar weeks preceding the filing of the required notice of sale with the SEC. The seller must also comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about USA. In addition, any person (or persons whose shares must be aggregated) who is not, at the time of sale, nor during the preceding three months, an affiliate of the USA, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to the notice, manner of sale, public information or the volume limitations described above.

Limitation of Liability; Indemnification

         As permitted by the Pennsylvania Business Corporation Law of 1988 ("BCL"), our By-laws provide that Directors will not be personally liable, as such, for monetary damages for any action taken unless the Director has breached or failed to perform the duties of a Director under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation of personal liability does not apply to any responsibility or liability pursuant to any criminal statute, or any liability for the payment of taxes pursuant to Federal, State or local law. The By-laws also include provisions for indemnification of our Directors and officers to the fullest extent permitted by the BCL. Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of USA pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for our stock and warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                              PLAN OF DISTRIBUTION

         The selling shareholders are free to offer and sell the common shares at such times, in such manner and at such prices as the selling shareholders may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may from time to time effect such transactions by selling common stock directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and profit on the resale of the shares purchased by them may be deemed to be underwriting discounts under the Act.

         The selling shareholders also may resell all or a portion of the common shares in reliance upon Rule 144 under the Act rather than pursuant to this Prospectus, provided they meet the criteria and conform to the requirements of such Rule. We have agreed to bear all the expenses (other than selling commissions) in connection with the registration and sale of the common stock covered by this prospectus. In some circumstances, we have agreed to indemnify the selling shareholders against certain losses and liabilities, including liabilities under the Act.

                                  LEGAL MATTERS

         The validity of the common stock has been passed upon for us by Lurio & Associates, P.C., Philadelphia, Pennsylvania 19103.

                                     EXPERTS

         The financial statements of USA Technologies, Inc. at June 30, 2001 and 2000, and for each of the two years in the period ended June 30, 2001, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             USA Technologies, Inc.

                              Financial Statements

                       Years ended June 30, 2001 and 2000




                                    Contents


Report of Independent Auditors...............................................F-1

Financial Statements

Balance Sheets...............................................................F-2
Statements of Operations.....................................................F-3
Statements of Shareholders' Deficit..........................................F-4
Statements of Cash Flows.....................................................F-6
Notes to Financial Statements................................................F-7

                         Report of Independent Auditors

Board of Directors and Shareholders
USA Technologies, Inc.

We have audited the accompanying balance sheets of USA Technologies, Inc. as of June 30, 2001 and 2000, and the related statements of operations, shareholders' deficit, and cash flows for each of the two years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USA Technologies, Inc. at June 30, 2001 and 2000, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming USA Technologies, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has never been profitable and continues to incur losses from operations and anticipates that it will require additional debt or equity financing which may not be readily available. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, including software development costs, or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                                   /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 7, 2001, except for Note 14,
as to which the date is September 20, 2001

                             USA Technologies, Inc.

                                 Balance Sheets

                                                                                 June 30                    December 31
                                                                         2001             2000                  2001
                                                                     -----------------------------       -----------------
                                                                                                             (Unaudited)
Assets
Current assets:
   Cash and cash equivalents                                         $    817,570     $  1,859,360         $  1,132,494
   Accounts receivable, less allowance for uncollectible
     accounts of $39,500 at December 31, 2001 (unaudited),
     and $28,000 and $50,000 at June 30, 2001 and 2000,
     respectively                                                          64,752          603,171              139,562
   Inventory                                                              560,410          992,980              747,765
   Prepaid expenses and other current assets                              428,825          300,607              721,354
   Deposits                                                                     -          192,000                    -
   Subscriptions receivable                                                29,000           12,199              781,500
                                                                     ------------     ------------         ------------
Total current assets                                                    1,900,557        3,960,317            3,522,675

Property and equipment, net                                               761,324          384,847              630,092
Software development costs, at cost                                     3,087,415          149,304            4,666,130
Other assets                                                               31,765           14,740              388,865
                                                                     ------------     ------------         ------------
Total assets                                                         $  5,781,061     $  4,509,208            9,207,762
                                                                     ============     ============         ============

Liabilities and shareholders' deficit
Current liabilities:
   Accounts payable                                                  $  2,607,570     $  1,194,391           $2,716,090
   Accrued expenses                                                     1,355,595          554,243            1,027,674
   Funds deposited for Senior Notes                                                                             895,601
   Equipment line of credit                                                45,785          183,196               42,132
   Convertible Senior Notes                                               211,704                -              240,000
   Current obligations under capital leases                                70,446            9,493               58,661
                                                                     ------------     ------------         ------------
Total current liabilities                                               4,291,100        1,941,323            4,980,158

Convertible Senior Notes, less current portion                          4,236,281        2,688,402            4,497,228
Convertible Debenture, less current portion                                                                      54,792
Obligations under capital leases, less current portion                     53,577           34,965               17,798
                                                                     ------------     ------------         ------------
Total liabilities                                                       8,580,958        4,664,690            9,549,976

Shareholders' deficit:
   Preferred Stock, no par value:
     Authorized shares - 1,800,000
     Series A Convertible Preferred - Authorized shares -
       900,000
     Issued and outstanding shares - 550,959 at
       December 31, 2001 (unaudited), and 555,284 and 566,444
       at June 30, 2001 and 2000, respectively (liquidation
       preference of $10,582,879 at December 31, 2001)                  3,933,253        4,012,266            3,902,632
   Common Stock, no par value:
     Authorized shares - 62,000,000
     Issued and outstanding shares - 32,910,612 at
     December 31, 2001 (unaudited), and 21,450,755 and
       13,375,291 at June 30, 2001 and 2000, respectively              32,977,922       24,204,050           39,774,958
   Deferred compensation and other                                       (502,000)        (206,000)             (51,500)
   Accumulated deficit                                                (39,209,072)     (28,165,798)         (43,968,304)
                                                                     ------------     ------------         ------------
Total shareholders' deficit                                            (2,799,897)        (155,482)            (342,214)
                                                                     ------------     ------------         ------------
Total liabilities and shareholders' deficit                          $  5,781,061     $  4,509,208         $  9,207,762
                                                                     ============     ============         ============

See accompanying notes.

                             USA Technologies, Inc.

                            Statements of Operations


                                                         Year ended                           Six months ended
                                                          June 30,                              December 31,
                                                  2001               2000                 2001               2000
                                              -------------------------------        -------------------------------
                                                                                      (Unaudited)      (Unaudited)
Revenues:
    Equipment sales                           $    803,685       $  1,414,000        $    365,106       $    337,040
    License and transaction fees                   647,317            640,341             325,523            327,961
                                              ------------       ------------        ------------       ------------
Total revenues                                   1,451,002          2,054,341             690,629            665,001

Operating expenses:
    Cost of sales                                  816,239          1,258,794             410,031            386,177
    General and administrative                   5,628,014          5,001,832           2,575,599          1,988,106
    Compensation                                 2,966,776          2,503,165           1,729,813          1,077,475
    Depreciation                                   209,646            110,551             163,002             67,172
                                              ------------       ------------        ------------       ------------
Total operating expenses                         9,620,675          8,874,342           4,878,445          3,518,930
                                              ------------       ------------        ------------       ------------
                                                (8,169,673)        (6,820,001)         (4,187,816)        (2,853,929)
Other income (expense):
    Interest income                                 60,034             91,054               6,267             46,934
    Interest expense:
       Coupon or stated rate                      (587,769)          (598,239)           (336,998)          (256,466)
       Non-cash amortization of
         debt discount                            (764,736)        (1,011,874)           (525,088)          (468,920)
       Less: amount capitalized                    230,000                  -             347,166             69,669
                                              ------------       ------------        ------------       ------------
    Total interest expense                      (1,122,505)        (1,610,113)           (514,920)          (655,717)
    Other income (expense)                         (40,100)           (65,421)            (23,843)           (43,970)
                                              ------------       ------------        ------------       ------------
Total other income (expense)                    (1,102,571)        (1,584,480)           (532,496)          (652,753)
                                              ------------       ------------        ------------       ------------
Loss before cumulative effect of
   accounting change and extraordinary item     (9,272,244)        (8,404,481)         (4,720,312)        (3,506,682)
Cumulative effect of accounting change            (821,000)                 -                   -           (821,000)
                                              ------------       ------------        ------------       ------------
Loss before extraordinary item                 (10,093,244)        (8,404,481)                  -         (4,327,682)
Extraordinary loss on exchange of debt            (863,000)                 -                   -           (863,000)
                                              ------------       ------------        ------------       ------------
Net loss                                       (10,956,244)        (8,404,481)         (4,720,312)        (5,190,682)
Cumulative preferred dividends                    (836,541)          (930,078)           (413,219)          (421,833)
                                              ------------       ------------        ------------       ------------
Loss applicable to common shares              $(11,792,785)      $ (9,334,559)       $ (5,133,531)      $ (5,612,515)
                                              ============       ============        ============       ============

Loss per common share (basic and diluted):
Loss before cumulative effect of
   accounting change and extraordinary item   $      (0.60)      $      (0.92)       $      (0.19)      $      (0.26)
                                              ============       ============        ============       ============
Cumulative effect of accounting change        $      (0.05)                 -        $          -       $      (0.05)
                                              ============       ============        ============       ============
Extraordinary loss on exchange of debt        $      (0.05)                 -        $          -       $      (0.06)
                                              ============       ============        ============       ============
Loss per common share (basic and diluted)     $      (0.70)      $      (0.92)       $      (0.19)      $      (0.37)
                                              ============       ============        ============       ============
Weighted average number of common shares
   outstanding (basic and diluted)              16,731,999         10,135,905          27,313,543         14,996,487
                                              ============       ============        ============       ============


See accompanying notes.

                             USA Technologies, Inc.

                       Statements of Shareholders' Deficit

                                  Series A
                                Convertible
                                 Preferred          Common         Deferred         Subscriptions      Accumulated
                                   Stock            Stock         Compensation       Receivable          Deficit           Total
                                ----------------------------------------------------------------------------------------------------
Balance, June 30, 1999            $4,537,128    $14,277,763       $       -         $  (83,983)        $(19,374,437)     $(643,529)
Issuance of 210,523 shares of
   Common Stock to employees
   as compensation                         -        505,746               -                  -                    -        505,746
Issuance of 578,000 shares of
   Common Stock in exchange
   for consulting services                 -      1,156,000               -                  -                    -      1,156,000
Conversion of 74,133 shares of
   Preferred Stock to 74,133
   shares of Common Stock           (524,862)       524,862               -                  -                    -              -
Conversion of $386,880 of
   cumulative preferred
   dividends into 38,688
   shares of Common Stock at
   $10.00 per share                        -        386,880               -                  -             (386,880)             -
Deferred compensation -
   employee stock awards -
   120,000 shares at $2.00 per
   share                                   -        240,000        (240,000)                 -                    -              -
Compensation expense related
   to deferred stock awards                -              -          34,000                  -                    -         34,000
Exercise of 911,600 Common
   Stock warrants at $.50 per
   share                                   -        455,800               -                  -                    -        455,800
Exercise of 252,750 Common
   Stock warrants at $1.00 per
   share                                   -        252,750               -                  -                    -        252,750
Exercise of 110,000 Consultant
   warrants at $2.00 per share             -        220,000               -                  -                    -        220,000
Exercise of 34,000 Common
   Stock warrants at $2.50 per
   share                                   -         85,000               -                  -                    -         85,000
Exercise of 10,000 Common
   Stock options at $1.50 per
   share                                   -         15,000               -                  -                    -         15,000
Exercise of 6,500 Common Stock
   options at $2.50 per share              -         16,250               -                  -                    -         16,250
Issuance of 250,000 Common
   Stock warrants in exchange
   for professional services               -         99,000               -                  -                    -         99,000
Issuance of 218,000 shares of
   Common Stock from the
   conversion of $545,000 of
   the 12% Senior Notes                    -        352,881               -                  -                    -        352,881
Issuance of 3,560,000 shares
   of Common Stock at $1.00
   per share in connection
   with the 1999-B Private
   Placement, net of offering
   costs of $96,058                        -      3,463,942               -                  -                    -      3,463,942
Issuance of 1,200,000 shares of
   Common Stock at $2.00 per
   share in connection with the
   2000-A Private Placement,
   net of offering costs of
   $222,647                                -      2,177,353               -                  -                    -      2,177,353
Reduction of 20,000 shares of
   Common Stock and 10,000
   warrants issued in connection
   with the cancellation of
   $50,000 Senior Notes issued
   in fiscal 1999                          -        (25,177)              -                  -                    -        (25,177)
Subscriptions receivable
   collected                               -              -               -             83,983                    -         83,983
Net loss                                   -              -               -                  -           (8,404,481)    (8,404,481)
                                ----------------------------------------------------------------------------------------------------
Balance, June 30, 2000             4,012,266     24,204,050        (206,000)                 -          (28,165,798)      (155,482)

                             USA Technologies, Inc.

                                         Series A
                                       Convertible                        Deferred
                                        Preferred          Common       Compensation    Accumulated
                                          Stock            Stock         and Other        Deficit          Total
                                       -----------------------------------------------------------------------------
Conversion of 11,160 shares of
   Preferred Stock to 11,160 shares
   of Common Stock                      $   (79,013)     $   79,013      $       -        $      -       $         -
Conversion of $87,030 of cumulative
   preferred dividends into 8,703
   shares of Common Stock at $10.00
   per share                                      -          87,030              -         (87,030)                -
Issuance of 418,250 shares of Common
   Stock to employees as compensation             -         474,995              -               -           474,995
Compensation expense related to
   deferred stock awards                          -               -        103,000               -           103,000
Issuance of 200,000 shares of Common
   Stock in exchange for consulting
   services                                       -         200,000              -               -           200,000
Exercise of 2,112,100 Common Stock
   warrants at $1.00 per share                    -       2,112,100              -               -         2,112,100
Issuance of 24,000 shares of Common
   Stock from the conversion of
   $35,000 Senior Notes                           -          28,024              -               -            28,024
Issuance of 895,000 shares of Common
   Stock at $1.00 per share in
   connection with the 2000-B Private
   Placement, net of offering costs
   of $117,849                                    -         777,151              -               -           777,151
Issuance of 450,000 shares of Common
   Stock at $1.00 per share in
   connection with the 2001-A Private
   Placement, net of offering costs
   of $22,500                                     -         427,500              -               -           427,500
Issuance of 2,669,400 shares of
   Common Stock at $0.60 per share in
   connection with the 2001-B Private
   Placement, net of offering costs
   of $54,755                                     -       1,546,885              -               -         1,546,885
Issuance of 1,136,300 shares of
   Common Stock in connection with
   the 2000 12% Convertible Senior
   Note Offering                                  -       1,215,843              -               -         1,215,843
Debt discount relating to beneficial
   conversion feature on the 2000 12%
   Convertible Notes                                        409,104                                          409,104
Issuance of 121,541 shares of Common
   Stock in lieu of cash payment for
   interest on the 2000 12%
   Convertible Senior Notes                       -         114,927              -               -           114,927
Issuance of options to distributor                          420,000              -                           420,000
Other                                             -          60,300              -               -            60,300
Issuance of 29,010 shares of Common
   Stock at $1.05 per share in
   connection with the $20 million
   equity line Investment Agreement,
   net of offering costs of $30,461               -               -              -               -                 -
Issuance of 1,580,828 Common Stock
   commitment warrants in connection
   with $20 million Equity Line
   Investment Agreement                           -               -              -               -                 -
The cumulative effect of accounting
   change related to the beneficial
   conversion feature associated with
   the 1999 Convertible Senior Notes              -         821,000              -               -           821,000
Net loss                                          -               -              -     (10,956,244)      (10,956,244)
                                       -----------------------------------------------------------------------------
Balance, June 30, 2001                 $  3,933,253   $ 32,977,922     $  (103,000)  $ (39,209,072)     $ (2,400,897)

                             USA Technologies, Inc.
                       Statement of Shareholders' Deficit


                                                 Series A
                                                Convertible
                                                 Preferred        Common        Deferred        Accumulated
                                                   Stock           Stock      Compensation        Deficit         Total
                                               -------------    -----------   --------------  --------------  --------------

Conversion of 4,325 shares of  Preferred
   Stock to 4,325 shares of Common Stock
   (Unaudited)                                      (30,621)         30,621                -               -               -
Conversion of $38,920 of cumulative
   preferred dividends into 3,892 shares of
   Common Stock at $10.00 per share (Unaudited)           -          38,920                -         (38,920)              -
Issuance of 1,330,500 shares of Common Stock
   in exchange for professional services
   (Unaudited)                                            -         500,640                -               -         500,640
Issuance of 500,000  Common Stock Warrants
   in exchange for professional services
   (Unaudited)                                            -         115,000                -               -         115,000
Issuance of 200,000 Common Stock Options in
   exchange for professional services (Unaudited)         -          66,000                -               -          66,000
Issuance of 498,000 shares of Common Stock
   from the conversion of $622,500 of the
   2000 12% Senior Notes at $1.25 per share
   (Unaudited)                                            -         622,500                -               -         622,500
Exercise of 30,000 Common Stock warrants at
   $1.00 per share (Unaudited)                            -          30,000                -               -          30,000
Compensation expense related to deferred
   stock awards (Unaudited)                               -               -           51,500               -         51,500
Exercise of 500,000 Common Stock warrants
   at $.29 per share, net of offering costs
   (Unaudited)                                            -         142,900                -               -         142,900
Issuance of 38,850 shares of Common Stock
   from the conversion of $10,000 of 9-3/4%
   debentures and the related exercise of
   Common Stock warrants at $.2574 per share
   to purchase 388,500 shares of Common Stock
   (Unaudited)                                            -          83,717                -               -          83,717
Issuance of 4,726,040 shares of Common Stock in
   connection with the 2001-B Private Placement,
   net of offering costs of $108,630 (Unaudited)          -       2,765,991                -               -       2,765,991
Issuance of 3,704,576 shares of Common Stock in
   connection with the 2001-C Private Placement,
   net of offering costs of $203,567 and net of
   subscriptions receivable of $222,500 (Unaudited)       -       1,608,852                -               -       1,608,852
Issuance of 235,174 shares of Common Stock
   in lieu of cash payment for interest on
   the 2000 12% Convertible Senior Note
   Offering (Unaudited)                                   -         117,867                -               -         117,867
Debt discount relating to beneficial
   conversion feature on the 2001 12% Senior
   Notes due 2004 (Unaudited)                             -         429,948                -               -         429,948
Debt discount relating to beneficial
   conversion feature on the $225,000, 9-3/4%
   Convertible Debenture (Unaudited)                      -         225,000                -               -         225,000
Other (Unaudited)                                         -          19,080                -               -          19,080
Net loss (Unaudited)                                      -               -                -      (4,720,312)     (4,720,312)
                                               ------------    ------------     ------------    ------------     -----------
Balance, December 31, 2001 (Unaudited)         $  3,902,632    $ 39,774,958     $    (51,500)   $(43,968,304)    $  (342,214)
                                               ============    ============     ============    ============     ===========

      See accompanying notes.

                             USA Technologies, Inc.

                            Statements of Cash Flows

                                                                                                            Six months ended
                                                                            Year ended June 30                 December 31
                                                                           2001            2000           2001             2000
                                                                       ----------------------------   -------------    -------------
                                                                                                       (Unaudited)      (Unaudited)
Operating activities
Net loss                                                             $ (10,956,244)   $  (8,404,481)  $ (4,720,312)     $(3,576,352)
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Cumulative effect of accounting change                                821,000                -                               -
     Extraordinary loss on exchange of debt                                863,000                -                               -
     Charges incurred in connection with stock awards and the
       issuance of Common Stock and Common Stock Purchase Warrants         859,295        1,696,846      1,914,241           71,775
     Depreciation                                                          209,646          110,551        163,002           93,589
     Interest amortization relating to Senior Notes                        764,736        1,011,874        525,088          468,920
     Interest expense on the 2000 Senior Notes paid through the
       issuance of Common Stock                                            114,927                -        117,867
     Changes in operating assets and liabilities:
       Accounts receivable                                                 538,419         (241,708)       (74,810)         378,587
       Inventory                                                           345,009          131,642       (187,355)        (357,166)
       Prepaid expenses, deposits, and other assets                        356,757         (376,451)       264,774          152,243
       Accounts payable                                                  1,713,179          230,903        108,520          444,252
       Accrued expenses                                                    801,352          102,042       (327,921)         192,896
                                                                     -------------    -------------   ------------     ------------
Net cash used in operating activities                                   (3,568,924)      (5,738,782)    (2,216,906)      (2,131,256)

Investing activities
Purchase of property and equipment                                        (380,355)        (173,532)       (31,770)        (221,856)
Increase in software development costs                                  (2,938,111)        (149,304)    (1,578,715)        (724,021)
                                                                     -------------    -------------   ------------     ------------
Net cash used in investing activities                                   (3,318,466)        (322,836)    (1,610,485)        (945,877)

Financing activities
Net proceeds from the issuance of Common Stock and the exercise of
   Common Stock Purchase Warrants and Options                            4,834,636        6,686,095      2,715,916        2,067,651
Net repayment of equipment line of credit                                 (137,411)        (621,289)        (3,653)         (74,235)
Collection of subscriptions receivable                                      12,199          200,657         24,000           12,199
Repayment of principal on capital lease obligations                        (38,642)          (9,501)       (47,564)          (7,489)
Net proceeds from issuance of Senior Notes and Convertible Debenture     1,174,818                -        558,015           12,840
Increase in funds deposited for Senior Notes                                                               895,601                -
Payment of deferred financing costs                                              -                -              -          (49,227)
                                                                     -------------    -------------   ------------     ------------
Net cash provided by financing activities                            $   5,845,600    $   6,255,962   $  4,142,315     $  1,961,739
                                                                     -------------    -------------   ------------     ------------

Net (decrease) increase in cash and cash equivalents                    (1,041,790)         194,344        314,924       (1,115,394)
Cash and cash equivalents at beginning of year                           1,859,360        1,665,016        817,570        1,859,360
                                                                     -------------    -------------   ------------     ------------
Cash and cash equivalents at end of year                             $     817,570    $   1,859,360   $  1,132,494     $    743,966
                                                                     =============    =============   ============     ============

Supplemental disclosures of cash flow information:
Cash paid during the year for interest                               $     472,842    $     593,472   $    336,998     $    256,466
                                                                     =============    =============   ============     ============
Issuance of New Senior Notes in exchange for services rendered       $     610,000    $           -   $          -     $          -
                                                                     =============    =============   ============     ============
Issuance of Common Stock options to distributor                      $     420,000    $           -   $          -     $          -
                                                                     =============    =============   ============     ============
Conversion of Convertible Preferred Stock to Common Stock            $      79,013    $     524,862   $     30,621     $     84,960
                                                                     =============    =============   ============     ============
Conversion of Cumulative Preferred Dividends to Common Stock         $      87,030    $     386,880   $     38,920     $     98,980
                                                                     =============    =============   ============     ============
Prepaid stock expenses through issuance of Common Stock              $      42,000    $      77,900   $    557,303     $          -
                                                                     =============    =============   ============     ============
Subscriptions receivable                                             $      29,000    $           -   $    781,500     $    510,000
                                                                     =============    =============   ============     ============
Conversion of Senior Notes to Common Stock                           $      28,024    $     352,881   $    622,500     $      7,482
                                                                     =============    =============   ============     ============
Transfer of inventory to property and equipment                      $      87,561    $     131,214   $          -     $          -
                                                                     =============    =============   ============     ============
Capital lease obligations incurred                                   $     118,207    $      26,982   $          -     $     42,630
                                                                     =============    =============   ============     ============
Cancellation of Senior Notes                                         $           -    $      50,000   $          -     $          -
                                                                     =============    =============   ============     ============
Property and equipment acquired with the issuance of
   Common Stock                                                      $           -    $      20,000   $          -     $          -
                                                                     =============    =============   ============     ============
Issuance of Common Stock in connection with
   2000 Senior Note Offering                                         $           -    $           -   $          -     $      7,042
                                                                     =============    =============   ============     ============

See accompanying notes.

                             USA Technologies, Inc.

                          Notes to Financial Statements

                                  June 30, 2001

1. Business

USA Technologies, Inc., a Pennsylvania corporation (the "Company"), was incorporated on January 16, 1992. The Company is a provider and licensor of unattended, credit card activated control systems for the copy, fax, debit card, personal computer and vending industries. The Company's customers are principally located in the United States and are comprised of hotels, retail locations, university libraries and public libraries. The Company generates its revenues from the direct sale of its control systems and configured business equipment utilizing its control systems, from retaining a percentage of the gross licensing fees generated by the control systems, and from a monthly administrative service fee.

The Company offers the Business Express(R) and Business Express(R) Limited Service (LSS) principally to the hospitality industry. The Business Express(R) and Business Express(R) Limited Service (LSS) combines the Company's business applications for computers, copiers and facsimile machines into a business center unit.

The Company's next generation control system (e-Port(TM)), which includes capabilities for interactive multimedia and e-commerce, acceptance of other forms of electronic payments and remote monitoring of host machine data is being marketed and sold to operators, distributors and original equipment manufacturers (OEM) primarily in the vending industry. No significant revenues have been generated from the e-Port(TM) as the product has not been released in the marketplace (Note 2).

During June 2001, the Company and IBM entered into a one year, non-exclusive strategic marketing agreement in order to market and sell information technology solutions to customers in the intelligent vending, retail point of sale and networked home application markets. The product offerings would consist of the Company's ePort(TM) and related network and IBM's products and services in the United States and Canada.

2. Accounting Policies

Basis of Financial Statement Presentation

The financial statements of the Company have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments to recorded asset values, including software development costs, that might be necessary should the Company be unable to continue in existence. The Company has never been profitable, has incurred losses of $4.7 million (Unaudited) during the six months ended December 31, 2001, and $11.0 million and $8.4 million during each of the fiscal years ending June 30, 2001 and 2000, respectively,

                              USA Technologies, Inc

2. Accounting Policies (continued)

Basis of Financial Statement Presentation (continued)

and cumulative losses from its inception through June 30, 2001 amounting to approximately $36 million (approximately $40.7 million through December 31, 2001
- unaudited). Losses have continued through December 31, 2001 and are expected to continue throughout fiscal year 2002. Further, the Company has a shareholders' deficit of $300 thousand (Unaudited) at December 31, 2001 and $2.8 million at June 30, 2001. The Company's ability to meet its future obligations is dependent upon the success of its products in the marketplace and its ability to raise capital, which may not be readily available, until the Company's products can generate sufficient operating revenues. These factors raise doubt about the Company's ability to continue as a going concern. Management believes that actions presently being taken will allow for the Company to continue as a going concern. Such actions include the generation of revenues from operations, additional private placement offerings, the exercise of Common Stock purchase warrants and options, and continued efforts to reduce costs.

Interim Financial Information

The financial statements and disclosures included herein for the six months ended December 31, 2001 and 2000 are unaudited. These financial statements and disclosures have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of adjustments of a normal and recurring nature) considered necessary have been included. Operating results for the six month period ended December 31, 2001 are not necessarily indicative of the results that may be expected for the year ended June 30, 2002.

Cumulative Effect of Accounting Change

During fiscal year 1999, the Company issued $4,618,000 (as adjusted) of $10,000 principal amount of Senior Notes. The Notes also included detachable equity instruments (see Note 9). During October 1999, the Company added a conversion feature to the Senior Notes whereby the Senior Notes were immediately convertible into Common Stock at $2.50 per share at the option of the holder. At the time of the addition of the conversion feature, the Company determined that, based on the fair value of the Company's Common Stock and specified conversion prices, and, in accordance with the then applicable accounting pronouncements, these Senior Notes did not contain an embedded conversion feature.

In November 2000, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on Issue 00-27, Application of EITF Issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments," whereby it was concluded that an issuer should calculate the intrinsic value of a conversion option using the effective conversion price, based on the proceeds received allocated to the convertible instrument instead of the specified conversion prices in the instrument. Issue 00-27 requires companies to apply the prescribed methodology for computing the beneficial conversion feature of convertible securities through a cumulative catch-up accounting change (in the quarter that includes November 2000) for any such security issued after May 20, 1999, the effective date of EITF 98-5.

                              USA Technologies, Inc

2. Accounting Policies (continued)

Cumulative Effect of Accounting Change (continued)

Accordingly, the Company recorded a one-time, non-cash charge during fiscal year 2001 of $821,000 to record the cumulative effect of an accounting change as required by the EITF.

Reclassification

During April 2001, the Company granted 6,000,000 fully vested options to a distributor in connection with the signing of a five-year distribution agreement. The estimated fair value of the options was $420,000 and recorded as a reduction of revenues or as selling, general, and administrative expenses, to the extent revenues have not been earned, over the term of the distribution agreement. Prior to December 31, 2001, the unamortized balance was classified as a contra-equity account. Pursuant to EITF 00-18, the Company has reclassified the unamortized balance as an other asset at June 30, 2001.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents represent all highly liquid investments with original maturities of three months or less. Cash equivalents are comprised of a money market fund and certificates of deposit.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

Property and equipment is recorded at cost. The straight-line method of depreciation is used over the estimated useful lives of the related assets.

Concentration of Credit Risk

Financial instruments that subject the Company to a concentration of credit risk consist principally of cash and accounts receivable. The Company maintains cash with various financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions, and the Company's policy is designed to limit exposure to any one institution. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

                              USA Technologies, Inc

2. Accounting Policies (continued)

Revenue Recognition

Revenue from the sale of equipment is recognized upon installation and customer acceptance of the related equipment. License and transaction fee revenue is recognized upon the usage of the Company's credit card activated control systems.

Software Development Costs

The Company capitalizes software development costs after technological feasibility of the software is established and through the product's availability for general release to the Company's customers. All costs incurred in the research and development of new software and costs incurred prior to the establishment of technological feasibility are expensed as incurred. During May 2000, the Company reached technological feasibility for the development of the e-Port(TM) control system that would offer capability for public access electronic commerce and advertising using the Internet and, accordingly, the Company commenced capitalization of software development costs related to the e-Port(TM). Costs capitalized were approximately $2,938,000 and $149,000 during the years ended June 30, 2001 and 2000, respectively and $1,579,000 (Unaudited) during the six months ended December 31, 2001.

Amortization of software development costs will be calculated as the greater of the amount computed using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (ii) the straight-line method over the remaining estimated economic life of the product. Amortization of such costs will commence when the e-Port(TM) becomes available for general release to customers, which is anticipated in fiscal year 2002. The Company reviews the unamortized software development costs at each balance sheet date and, if necessary, will write down the balance to net realizable value if the unamortized costs exceed the net realizable value of the asset. The Company anticipates capitalization of a total of $2.0 million during fiscal 2002 prior to the release of the e-Port(TM) to the marketplace, and some additional expenditures beyond initial release, for enhancements to the network.

Research and Development Expenses

Research and development expenses are expensed as incurred. Research and development expenses, which is included in general and administrative and compensation expenses in the statement of operations, was $1,260,000 and $554,000 for the years ended June 30, 2001 and 2000, respectively and $154,000 (Unaudited) during the six months ended December 31, 2001.

Accounting for Stock Options

Financial Accounting Standards Board Statement ("SFAS") No. 123, Accounting for Stock-Based Compensation, provides companies with a choice to follow the provisions of SFAS 123 in determination of stock-based

                              USA Technologies, Inc

2. Accounting Policies (continued)

compensation expense or to continue with the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). The Company has elected to follow the provisions of APB 25. Under APB 25, if the exercise price of the Company's stock options equals or exceeds the market price of the underlying Common Stock on the date of grant, no compensation expense is recognized. The effect of applying SFAS 123 to the Company's stock-based awards results in net loss and net loss per common share that are disclosed on a pro forma basis in Note 12.

Loss Per Common Share

Basic earnings per share is calculated by dividing income (loss) applicable to common shares by the weighted average common shares outstanding for the period. Diluted earnings per share is calculated by dividing income (loss) applicable to common shares by the weighted average common shares outstanding for the period plus the dilutive effect (unless such effect is anti-dilutive) of equity instruments. No exercise of stock options, purchase rights, stock purchase warrants, or the conversion of preferred stock, cumulative preferred dividends or Senior Notes was assumed during the three and six months ended December 31, 2001 and fiscal 2001 or 2000 because the assumed exercise of these securities would be antidilutive.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses reported in the balance sheets equal or approximate fair value due to their short maturities. The fair value of the Company's Senior Notes approximates book value as such notes are at market rates currently available to the Company.

3. Joint Venture

During September 1997, the Company entered into a five-year Joint Venture Agreement with Mail Boxes Etc. ("MBE") to operate under the name "MBE Express Joint Venture" (hereinafter referred to as "Joint Venture") and exclusively sell and market the Company's Business Express(R) product under the name MBE Business Express(TM). The Joint Venture Agreement outlined the terms for sharing costs and profits. During September 1998, MBE commenced a legal action against the Company in the Superior Court of the State of California, (subsequently removed to the United States District Court for the southern District of California), alleging that 195 terminals purchased by MBE were defective and a refund of $141,260 plus lost profits (claimed to be several hundred thousand dollars) were sought by MBE. MBE further claimed that it was not obligated to purchase 600 additional terminals ordered in April 1998. The Company filed a counterclaim against MBE which claimed numerous areas where MBE breached the Joint Venture Agreement, breached its fiduciary responsibility, and trade libel. On May 14, 1999, the Company notified MBE that the Company was terminating the Joint Venture Agreement, citing the numerous breaches of the Joint Venture Agreement. Obligations for continued servicing of MBE Business Express's were met by the Company.

During June 2001, the Company and MBE settled the litigation between them. As part of the settlement, MBE assigned to the Company all of the rights in the Joint Venture. The Company also agreed to pay MBE $160,000 and the parties agreed to mutually release all claims against one another.

                              USA Technologies, Inc

4. Property and Equipment

Property and equipment consist of the following:

                                                                           June 30                           December 31,
                                           Useful Lives            2001               2000                       2001
                                        ----------------------------------------------------------          --------------
                                                                                                              (unaudited)
Control systems                               3 years         $      533,055     $      377,997             $      479,577
Computer equipment and purchased
   software                                   3 years                609,775            205,270                    688,472
Furniture and equipment                       5 years                190,836            170,398                    194,352
Leasehold improvements                      Lease term                90,313             86,628                     93,348
Vehicles                                      5 years                 10,258             10,258                     10,258
                                                            --------------------------------------          --------------
                                                                   1,434,237            850,551                  1,466,007
Less accumulated depreciation                                        672,913            465,704                    835,915
                                                            --------------------------------------          --------------
                                                              $      761,324     $      384,847                    630,092
                                                            ======================================          ==============

5. Accrued Expenses

Accrued expenses consist of the following:

                                                                              June 30                        December 31,
                                                                      2001               2000                    2001
                                                               ---------------------------------------      --------------
                                                                                                              (unaudited)
Accrued consulting fees                                         $       435,000    $             -          $            -
Accrued professional fees                                               439,478            186,808                 583,725
Accrued software license and support costs                              154,229            159,268                 125,385
Accrued compensation and related sales commissions                      125,668             91,592                  85,910
Accrued interest                                                         91,585                  -                 105,705
Accrued product warranty costs                                           52,466             56,684                  71,294
Accrued other                                                            31,414             55,150                  37,587
Advanced customer billings                                               25,755              4,741                  18,068
                                                               ---------------------------------------      --------------
                                                                $     1,355,595    $       554,243          $    1,027,674
                                                               =======================================      ==============

6. Related Party Transactions

At June 30, 2001 and 2000 and for the six months ended December 31, 2001, approximately $70,000, $19,000 and $11,878 (unaudited), respectively, of the Company's accounts payable and accrued expenses were due to a Board member for legal services performed. During the years ended June 30, 2001 and 2000 and for the six months ended December 31, 2001, the Company incurred approximately $271,000, $176,000 and $74,000 (unaudited), respectively, for these services.

7. Commitments

o During May 1999, the Company entered into an agreement with IBM whereby IBM agreed to be the executional partner for certain aspects of the Company's business, including project management services, asset procurement, configuration and testing of equipment, site preparation, installation, maintenance services, and

                              USA Technologies, Inc

o asset management. The agreement provides for an increase from 1,000 to 5,000 locations and expanded the array of Company products which are eligible for IBM installation. In connection with this agreement, the Company has also entered into an inventory financing arrangement with IBM Credit Corporation whereby IBM Credit Corporation granted the Company a $1.5 million equipment line of credit. The outstanding balance is secured by the underlying inventory. Interest accrues on the outstanding balance at 10% per annum, subject to adjustment if the outstanding balance is outstanding greater than 180 days. At June 30, 2001 and 2000 and at December 31, 2001, respectively, $45,785, $183,196 and $42,132 (Unaudited)
     was outstanding under this agreement.

o In connection with an employment agreement, expiring June 30, 2002, the Company's Chief Executive Officer has been granted in the event of a "USA Transaction," as defined, which among other events includes a change in control of the Company, irrevocable and fully vested rights equal to that number of shares of Common Stock that when issued to him equals seven percent of all the then issued and outstanding shares of the Company's Common Stock. The Chief Executive Officer is not required to pay any consideration for such shares. The stock rights have no expiration and are not affected by the Chief Executive Officer's termination of employment.

o At June 30, 2001, the Company has entered into purchase commitments with vendors for inventory of approximately $1,300,000.

o The Company conducts its operations from various facilities under operating leases. Rent expense under such arrangements was approximately $188,000 and $140,000 during the years ended June 30, 2001 and 2000, respectively and $96,100 during the six months ended December 31, 2001. During the years ended June 30, 2001 and 2000, and the six months ended December 31, 2001, the Company entered into agreements to lease $118,207, $26,982 and $1,290 (Unaudited), respectively, of computer equipment that were accounted for as capital leases. This computer equipment is included in property and equipment in the accompanying financial statements. Capital lease amortization of $33,544 and $8,097 is included in depreciation expense for the years ended June 30, 2001 and 2000, respectively and $19,036 (Unaudited) for the six months ended December 31, 2001.

o As discussed in Note 2, the Company anticipates spending an additional $2.0 million during fiscal 2002 to complete the initial e-Port(TM) software development, with additional expenditures anticipated for enhancements thereafter.

Future minimum lease payments subsequent to June 30, 2001 under capital and noncancelable operating leases are as follows:

                                                                 Capital Leases     Operating Leases
                                                               ---------------------------------------
   2002                                                           $    88,349          $   174,000
   2003                                                                47,381                9,000
   2004                                                                11,689                3,000
                                                               ---------------------------------------
   Total minimum lease payments                                       147,419          $   186,000
                                                                                   ===================
   Less amount representing interest                                   23,396
                                                               --------------------
   Present value of net minimum lease payments                        124,023
   Less current obligations under capital leases                       70,446
                                                               --------------------
   Obligations under capital leases, less current portion         $    53,577
                                                               ====================

                              USA Technologies, Inc

8. Income Taxes

At June 30, 2001 and 2000, the Company had net operating loss carryforwards of approximately $35,109,000 and $23,481,000, respectively, to offset future taxable income expiring through approximately 2021. At June 30, 2001 and 2000, the Company recorded a deferred tax asset of approximately $12,418,500 and $9,374,000, respectively, which was reduced by a valuation allowance of the same amount as the realization of the deferred tax asset is not certain.

The timing and extent in which the Company can utilize future tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations.

The deferred tax assets arose primarily from the use of different accounting methods for financial statement and income tax reporting purposes as follows:

                                                                               June 30
                                                                       2001               2000
                                                                --------------------------------------
Deferred tax asset:
   Net operating loss carryforwards                              $     13,237,000     $   8,895,000
   Compensation expense on stock option re-pricing                        170,500           170,500
   Deferred research and development costs                                125,000           216,000
   Other                                                                  131,000           152,000
                                                                --------------------------------------
                                                                       13,663,500         9,433,500
Deferred tax liabilities:
   Software Development Costs                                          (1,245,000)          (60,000)
                                                                --------------------------------------
                                                                       12,418,500         9,373,500
Valuation allowance                                                   (12,418,500)       (9,373,500)
                                                                --------------------------------------
Deferred tax asset, net                                         $               -     $           -
                                                                ======================================

9. Senior Note Offerings

During September 1998, the Company's Board of Directors authorized a private placement offering (the "1999 Senior Note Offering"). Each unit, as amended, sold in the offering consisted of a 12% Senior Note in the principal amount of $10,000, 2,000 1999-A Common Stock Purchase Warrants (each warrant entitled the holder to purchase one share of Common Stock at $1.00 through December 31, 2001) and 1,000 shares of Series B Equity Participating Preferred Stock (Series B). A total of 461.8 units (as adjusted)

                              USA Technologies, Inc

9. Senior Note Offerings (continued)

were sold in the Senior Note Offering. The Series B was converted into 1,847,200 shares of Common Stock in connection with the Company's fiscal year 1999 reverse stock split. In October 1999, a conversion feature was added to the Senior Notes whereby the Notes were convertible into Common Stock at the rate of $2.50 per share any time through the Senior Notes maturity of December 31, 2001.

During October 2000, the Company authorized a $6,700,000 private placement offering ("2000 Senior Note Offering") of 670 units at a unit price of $10,000. Each unit consists of a 2000 12% Convertible Senior Note in the principal amount of $10,000 maturing December 31, 2003 and 2,000 shares of Restricted Common Stock. Each 2000 12% Senior Note is convertible into Common Stock at $1.25 per share anytime through its maturity date. Holders of the 1999 12% Senior Notes had the right to exchange their 1999 Notes into 2000 Senior Notes. All payments of interest on the 2000 Notes can be used by the holder, at the holder's option, to purchase shares of Common Stock at $1.00 per share (subsequently reduced in June 2001 to $.80 per share and in September 2001 to $.60 per share). During the year ended June 30, 2001, the Company issued 121,541 shares of Common Stock in lieu of cash payment for interest on the 2000 Senior Notes. In connection with the 2000 Senior Notes issued during fiscal year 2001, the Company issued 1,136,300 shares of Common Stock. The fair value of the Common Stock on the date such shares were granted of $1,215,843 and the embedded beneficial conversion in the 2000 Senior Notes of $409,104 was recorded as a debt discount. During fiscal year 1999, $545,000 of such notes were converted into 218,000 shares of Common Stock.

The Company sold 568.15 units in the 2000 Senior Note Offering during fiscal year 2001 of which 382.3 units ($3,823,000) of the 1999 Senior Notes were exchanged for 2000 Senior Notes, 124.85 units were purchased with cash, resulting in gross proceeds of $1,248,500 and 61 units were issued in exchange for services provided by consultants in the amount of $610,000. The exchange of the 1999 Senior Notes to the 2000 Senior Notes was determined to be a substantial modification of the terms of the original debt instrument and, accordingly, the Company wrote-off the unamortized debt discount and other issuance costs associated with the exchange of the 1999 Senior Notes in the amount of $863,000. Such amount has been reported as a non-cash extraordinary item in the fiscal year 2001 statement of operations.

                              USA Technologies, Inc

9. Senior Note Offerings (continued)

A summary of the Senior Note activities are as follows:

                                                                    1999 Senior        2000 Senior          2001 Senior Notes
                                                                        Notes              Notes           (Unaudited) Note 16
                                                                --------------------------------------------------------------
Outstanding at June 30, 1999                                     $     4,668,000    $             -                    -
Cancelled                                                                (50,000)                 -                    -
Converted into Common Stock                                             (545,000)                 -                    -
                                                                --------------------------------------------------------------
Outstanding at June 30, 2000                                           4,073,000                  -                    -
Issued for cash and services                                                   -          1,858,500                    -
Exchange 1999 Senior Notes for 2000 Senior Notes                      (3,823,000)         3,823,000                    -
Converted into Common Stock                                              (10,000)           (25,000)                   -
                                                                --------------------------------------------------------------
Outstanding at June 30, 2001                                             240,000          5,656,500                    -
Issued for cash (unaudited)                                                    -                  -              895,601
Converted into Common Stock (unaudited)                                        -           (622,500)                   -
                                                                --------------------------------------------------------------
Outstanding at December 31, 2001 (Unaudited)                             240,000          5,034,000              895,601
Less: Unamortized debt discount and other issue costs
(unaudited)                                                                    -         (1,002,425)            (429,928)
                                                                --------------------------------------------------------------
Balance at December 31, 2001 (unaudited)                        $        240,000    $     4,031,575           $  465,673
                                                                ==============================================================

The unamortized debt discount and other issuance costs represents fees paid in connection with these financings, the estimated fair value of the detachable equity instruments issued in connection with these financings, and any beneficial conversion embedded in the debt at the commitment date, which are being amortized over the remaining life of the respective debt instruments. Debt discount amortization, which has been reflected as interest expense in the statements of operations, was approximately $765,000 and $1,012,000 for the years ended June 30, 2001 and 2000, respectively, and $525,000 (unaudited) for the six months ended December 31, 2001.

10. Series A Preferred Stock

The authorized Preferred Stock may be issued from time to time in one or more series, each series with such rights, preferences or restrictions as determined by the Board of Directors. Each share of Series A Preferred Stock shall have the right to one vote and is convertible at any time into one share of Common Stock. Each share of Common Stock entitles the holder to one voting right. Series A Preferred Stock provides for an annual cumulative dividend of $1.50 per share payable to the shareholders of record in equal parts on February 1 and August 1 of each year. Cumulative unpaid dividends at June 30, 2001 and 2000 and at December 31, 2001 amounted to $4,621,150, $3,871,639, and $4,995,449 respectively. Cumulative unpaid

                              USA Technologies, Inc

10. Series A Preferred Stock (continued)

dividends are convertible into common shares at $10.00 per common share at the option of the shareholder. During the years ended June 30, 2001 and 2000 and during the six months ended December 31, 2001 certain holders of the Preferred Stock converted 11,160, 74,133 shares and 4,325 (Unaudited), respectively, into 11,160, 74,133 and 4,325 (Unaudited) shares of Common Stock, respectively. Certain of these shareholders also converted cumulative preferred dividends of $87,030, $386,880 and $38,920 (Unaudited), respectively, into 8,703, 38,688 and
3,892 (Unaudited) shares of Common Stock during the years ended June 30, 2001 and 2000 and during the six months ended December 31, 2001, respectively. The Series A Preferred Stock may be called for redemption at the option of the Board of Directors at any time on and after January 1, 1998 for a price of $11.00 per share plus payment of all accrued and unpaid dividends. No such redemption has occurred as of June 30, 2001. In the event of any liquidation, the holders of shares of Series A Preferred Stock issued shall be entitled to receive $10.00 for each outstanding share plus all cumulative unpaid dividends. If funds are insufficient for this distribution, the assets available will be distributed ratably among the preferred shareholders.

11. Common Stock Transactions

During the year ended June 30, 2001, the Company's Board of Directors authorized the following private placement offerings of the Company's Common Stock to accredited investors:

     o 2000-B offering for the issuance of 895,000 shares of Common Stock at $1.00 per share generating net proceeds of $777,151 after deducting related offering costs;

     o 2001-A offering for the issuance of 450,000 shares of Common Stock at $1.00 per share generating net proceeds of $427,500 after deducting related offering costs;

     o 2001-B offering for the issuance of 8,400,000 shares of Common Stock at $.60 per share. Through June 30, 2001, the Company issued 2,669,400 shares of Common Stock generating net proceeds of $1,546,885 after deducting related offering costs. Additionally, each dollar invested entitled the purchaser to receive one Common Stock warrant at $.50 per share expiring in December 2001 and one Common Stock warrant at $.50 per share expiring in June 2002.

                              USA Technologies, Inc

11. Common Stock Transactions (continued)

During April 2001, the Company granted 6,000,000 fully vested options to a distributor in connection with the signing of a five-year distribution agreement. The options were granted in two 3,000,000 increments. Options in the first 3,000,000 increment had an exercise price of $1.00 and expired 90 days after the parties entered into the distribution agreement. The second 3,000,000 had an exercise price of $1.25 and expired 180 days after the parties entered into the distribution agreement. The estimated fair value of these options was $420,000. The related pro rata charge will be recorded as a reduction of revenues or as selling, general, and administrative expense, to the extent revenues have not been earned, over the term of the distribution agreement.


During April 2001, the Company's Board of Directors authorized the granting of a fully vested warrant to purchase 75,000 shares of Common Stock to a consultant. The warrants are exercisable for a period of five years from the date of grant at $1.25 per share. The warrants were issued in exchange for services and resulted in consulting expense of $52,500, which was recorded during fiscal year 2001.

During March 2001, the Company issued a warrant to purchase 1,000,000 shares of Common Stock in connection with an OEM agreement between the Company and a distributor. The warrants initially had an exercise price of $1.50 per share and were exercisable through June 30, 2001. This warrant was subsequently amended and the current exercise price is $1.00 and the warrant expires on October 31, 2001 (as amended).

During February 2001, the Company's Board of Directors authorized the issuance of 200,000 shares of Common Stock to a consultant for services previously provided by the consultant to the Company. A charge of $200,000 was recorded during fiscal year 2001 based on the fair value of the Company's Common Stock on the date the shares were granted.

During the year ended June 30, 2001, the Company issued 418,250 shares of Common Stock to certain employees and officers. The shares were fully vested on the date of grant; accordingly, the Company recorded compensation expense of $474,995 during fiscal year 2001 based on the fair value of the Company's Common Stock on the date the shares were granted.

                              USA Technologies, Inc

11. Common Stock Transactions (continued)

During September 2000, the Company entered into an Investment Agreement with Swartz Private Equity, LLC for an equity line up to $20 million over a period not to exceed three years. Investments are determined monthly based on the current market prices of the Company's Common Stock in accordance with the terms of the Agreement. The purchase price per share for Swartz would equal 91% of the market price of the Common Stock at the time of purchase, and additional warrants at the same price would be granted in an amount equal to 10% of the number of shares actually purchased. Swartz received 1,200,000 Commitment Warrants with 10 year terms at an initial exercise price of $1.00, adjusted to lower market pricing if applicable, and will be granted additional Commitment Warrants at the same price and term, if required, to keep the number of Commitment Warrants equal to 5% (decreasing over a five year period to 0%) of the outstanding Common Stock of the Company on a fully diluted basis. An additional 380,828 warrants were granted during fiscal 2001 in connection with this antidilution provision. During the year ended June 30, 2001, Swartz purchased 29,010 shares of Common Stock pursuant to the Investment Agreement. There were no net proceeds to the Company from the sale of these shares after deducting the related cash offering expenses previously incurred.

During February 2000, the Company's Board of Directors awarded 120,000 shares of the Company's Common Stock, at $2.00 per share, to certain executive officers. Pursuant to their employment agreements, these officers will be issued the Common Stock if employed by the Company on June 30, 2002. During fiscal year 2000, the Company recorded deferred compensation of $240,000 in connection with these awards. Compensation expense of $103,000 and $34,000 has been recorded to reflect the amortization of the shares earned during the years ended June 30, 2001 and 2000, respectively.

During January 2000, the Company's Board of Directors authorized a $2,000,000 private placement offering of 1,000,000 shares of restricted Common Stock at $2.00 per share (the "2000-A" offering). This offering was later amended to 1,300,000 shares. During fiscal year 2000, 1,200,000 shares were sold, generating net proceeds to the Company of $2,177,353.

During October 1999, the Company's Board of Directors authorized a private placement offering (the "1999-B" offering) to accredited investors of 150 units (later increased to 356 units by the Board of Directors) at a unit price of $10,000. Each unit of the $3,560,000 Offering consists of 10,000 shares of restricted Common Stock at $1.00 per

                              USA Technologies, Inc

11. Common Stock Transactions (continued)

share, and 10,000 1999-B Common Stock purchase warrants. During fiscal year 2000 all 356 units were sold, resulting in net proceeds of $3,463,942 ($3,560,000 less offering costs of $96,058) to the Company. Each 1999-B Common Stock purchase warrant entitled the holder to purchase one share of restricted Common Stock for $2.00 at any time through March 31, 2000. The 1999-B Common Stock purchase warrants were modified several times between January 2000 and August 2000 reducing their exercise price to $1.00 per share and extending the expiration date of the warrants to December 31, 2000. Additionally, those 1999-B Common Stock purchase warrant holders who exercised their purchase warrants on or before December 31, 2000 were granted a further extension of the warrants' expiration date to March 31, 2001. As a result of these reductions in the exercise price, the Company's Board of Directors authorized the refunding of the $1 reduction per warrant to those investors who exercised their warrants prior to the exercise price reduction.

During July 1999, the Board of Directors granted fully vested warrants to purchase 250,000 shares of the Company's Common Stock to two consultants. These warrants were issued in exchange for financial and public relations consulting services and resulted in consulting expense of $99,000. The warrants are exercisable for two years from date of issuance. The exercise prices were modified by the Company on various dates since their issuance. During fiscal year 2000, the Company issued 134,000 shares of Common Stock upon the exercise of these warrants, resulting in gross proceeds of $285,000. The exercise price of the remaining 116,000 warrants is $1.00 per share.

A summary of Common Stock Warrant activity for fiscal years 2001 and 2000 is as follows:

                                                    Warrants
                                               -------------------

Outstanding at June 30, 1999                          1,212,200
Issued                                                3,807,400
Exercised                                            (1,308,350)
                                               -------------------
Outstanding at June 30, 2000                          3,711,250
Issued                                                8,889,628
Exercised                                            (2,112,100)
Cancelled                                            (2,255,750)
                                               -------------------
Outstanding at June 30, 2001                          8,233,028
Issued (unaudited)                                   14,783,034
Exercised (unaudited)                                  (918,500)
Expired (unaudited)                                  (9,097,657)
                                               -------------------
Outstanding at December 31, 2001 (unaudited)         12,999,905
                                               ===================

                              USA Technologies, Inc

11. Common Stock Transactions (continued)

The exercise price and exercise dates of outstanding and exercisable warrants outstanding at June 30, 2001 is as follows:

      Outstanding and
        Exercisable            Exercise Price            Expiration Date
----------------------------------------------------------------------------

         2,669,400             $    0.50               December 31, 2001
         2,669,400                  0.50                   June 30, 2002
         1,200,000                  0.91                 August 29, 2010
         1,000,000                  1.00                 August 30, 2001
           377,927                  1.00                  April 24, 2011
           125,400                  1.00                  August 3, 2001
             2,901                  1.03                  April 30, 2011
            75,000                  1.25                   June 30, 2006
           100,000                  2.00                   June 30, 2002
             4,000                  3.00               February 28, 2002
             1,500                  4.00                    July 2, 2002
             2,500                  4.00                   March 5, 2003
             5,000                  4.00                 August 17, 2003
----------------------------
         8,233,028
============================

The exercise price and exercise dates of outstanding and exercisable warrants outstanding at December 31, 2001 is as follows (Unaudited):

      Outstanding and
        Exercisable            Exercise Price            Expiration Date
----------------------------------------------------------------------------

         8,946,145             $    0.10               December 31, 2002
           100,000                  0.40                   June 30, 2002
           349,522                  0.50                   June 30, 2002
         1,135,410                  0.50                  March 31, 2002
           150,000                  0.70                  August 2, 2003
           650,000                  0.70               November 23, 2003
         1,200,000                  0.91                 August 29, 2010
           377,927                  1.00                  April 24, 2011
             2,901                  1.03                  April 30, 2011
            75,000                  1.25                   June 30, 2006
             4,000                  3.00               February 28, 2002
             1,500                  4.00                    July 2, 2002
             2,500                  4.00                   March 5, 2003
             5,000                  4.00                 August 17, 2003
----------------------------
        12,999,905
============================

During the years ended June 30, 2001 and 2000 and through December 31, 2001, the Company's Board of Directors made numerous amendments to the outstanding Common Stock warrants whereby the Company reduced the exercise price and extend the expiration terms. The above tables reflect the status of the warrants as of June 30, 2001 and December 31, 2001.

At June 30, 2000, the Company had outstanding 11,740 Common Stock purchase rights. These Common Stock purchase rights, issued in 1993 and expired in fiscal 2001, allowed the holder to purchase shares of the Company's Common Stock at $10.00 per share.

12. Stock Options

The Company's Board of Directors has granted options to employees to purchase shares of Common Stock at or above fair market value. The option term and vesting schedule are established by the contract that granted the option.

                              USA Technologies, Inc

12. Stock Options (continued)

The following table summarizes all stock option activity:

                                          Common Shares
                                          Under Options    Exercise Price Per
                                             Granted            Share
                                     ------------------------------------------

Balance at June 30, 1999                      917,100       $      .50-$5.00
Granted                                       120,000       $           2.00
Canceled or Expired                           (35,833)      $     1.50-$4.50
Exercised                                     (16,500)      $     1.50-$2.50
                                     ------------------------------------------
Balance at June 30, 2000                      984,767       $      .50-$5.00
Granted                                     6,935,000       $     1.00-$1.50
Canceled or Expired                        (3,033,100)      $     1.00-$2.50
                                     ------------------------------------------
Balance at June 30, 2001                    4,886,667       $      .50-$5.00
Granted (unaudited)                           400,000       $           0.70
Canceled or Expired (unaudited)            (3,010,000)      $     1.25- 5.00
                                     ------------------------------------------
Balance at December 31, 2002 (unaudited)    2,276,667       $      .50- 5.00
                                     ==========================================


As discussed in Note 11, 3,000,000 of the outstanding options at June 30, 2001 expired unexercised subsequent to year end.

The price range of the outstanding and exercisable Common Stock options at June 30, 2001 is as follows:

                                              Weighted
                                              Average
                                             Remaining
        Option           Options           Contract Life            Options
   Exercise Prices     Outstanding             (Yrs.)            Exercisable
--------------------------------------------------------------------------------

     $     0.50              5,000               1.80                5,000
     $     1.00            735,000               5.54              285,000
     $     1.25          3,000,000                .18            3,000,000
     $     1.50            310,000               1.96              310,000
     $     2.00            656,167               3.45              656,167
     $     2.50             84,000               1.96               84,000
     $     4.50             81,500               1.35               81,500
     $     5.00             15,000                .56               15,000
                   ----------------------                   --------------------
                         4,886,667                               4,436,667
                   ======================                   ====================


The price range of the outstanding and exercisable Common Stock options at December 31, 2001 is as follows (Unaudited):

                                              Weighted
                                              Average
                                             Remaining
        Option           Options           Contract Life           Options
   Exercise Prices     Outstanding             (Yrs.)            Exercisable
--------------------------------------------------------------------------------

     $     0.50              5,000              1.30                 5,000
     $     0.70            400,000              1.47               400,000
     $     1.00            735,000              5.04               405,001
     $     1.50            305,000              1.48               305,000
     $     2.00            656,167              2.95               656,167
     $     2.50             84,000              1.45                84,000
     $     4.50             81,500              1.57                81,500
     $     5.00             10,000              0.27                10,000
                   ----------------------                   --------------------
                         2,276,667                               1,946,668
                   ======================                   ====================

                              USA Technologies, Inc

12. Stock Options (continued)


Pro forma information regarding net loss and net loss per common share determined as if the Company is accounting for stock options granted under the fair value method of SFAS 123 is as follows:

                                                                  June 30                         Six Months Ended December 31,
                                                         2001                 2000                  2001                 2000
                                                    -------------------------------------    ---------------------------------------
                                                                                                 (unaudited)          (unaudited)
Net loss applicable to common shares as reported    $    (11,792,785)   $     (9,334,559)      $     (5,133,531)   $     (5,612,515)
    under APB 25
Stock option expense per SFAS 123                           (524,845)           (329,062)              (279,863)           (237,214)
                                                    -------------------------------------      -------------------------------------
Pro forma net loss                                  $    (12,317,630)   $     (9,663,621)      $     (5,413,394)   $     (5,849,729)
                                                    =====================================      =====================================

Loss per common share as reported                   $          (.70)    $           (.92)      $           (.19)   $           (.37)
Pro forma net loss per common share                 $          (.74)    $           (.95)      $           (.20)   $           (.39)

The fair value for the Company's stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal years 2001 and 2000; risk-free interest rate of 5.5% and 6.0%, respectively, an expected life of 2 years; no expected cash dividend payments on Common Stock and volatility factors of the expected market price of the Company's Common Stock, based on historical volatility of
1.100 and 1.332, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. As noted above, the Company's stock options are vested over an extended period. In addition, option models require the input of highly subjective assumptions including future stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, in management's opinion, the Black-Scholes model does not necessarily provide a reliable measure of the fair value of the Company's stock options. The Company's pro forma information reflects the impact of the reduction in price of certain stock options. The pro forma results above are not necessarily reflective of the effects of applying SFAS 123 in future periods.

                              USA Technologies, Inc

12. Stock Options (continued)

As of June 30, 2001, the Company has reserved shares of Common Stock for the following:

Exercise of Common Stock options                               4,886,667
Exercise of Common Stock warrants                              8,233,028
Conversions of Preferred Stock and cumulative
  Preferred Stock dividends                                    1,017,399
Conversions of Senior Notes                                    4,621,200
                                                         ------------------
                                                              18,758,294
                                                         ==================

As of December 31, 2001, the Company has reserved shares of Common Stock for the following (unaudited):

Exercise of Common Stock options                               2,276,667
Exercise of Common Stock warrants                             12,999,905
Conversions of Preferred Stock and cumulative
  Preferred Stock dividends                                    1,050,504
Conversions of Senior Notes                                    8,505,205
                                                         ------------------
                                                              24,832,281
                                                         ==================
13. Retirement Plan

The Company's Savings and Retirement Plan (the Plan) allows employees who have attained the age of 21 and have completed six months of service to make voluntary contributions up to a maximum of 15% of their annual compensation, as defined in the Plan. Through June 30, 2000, the Plan did not provide for any matching contribution by the Company, however, starting at the beginning of fiscal year 2001, the Company has amended the Plan to include a Company matching contribution of $.50 for each $1.00 contributed, up to 10% of an employees contribution. The Company contribution for fiscal year ending June 30, 2001 was approximately $51,000.

14. Subsequent Events

Through September 20, 2001, the Company completed the 2001-B Private Placement. An additional $1,863,654 has been received in cash subsequent to June 30, 2001 related to this Private Placement.

Subsequent to June 30, 2001, the Company's Board of Directors initiated the 2001-C Private Placement for up to 2,000,000 shares to a limited number of accredited investors consisting of restricted Common Stock at $.50 per share with one associated warrant to purchase Common Stock at $.50 per share, expiring in March 2002.

                              USA Technologies, Inc

14. Subsequent Events (continued)

Subsequent to June 30, 2001, the Company executed a Securities Purchase Agreement with a private placement investment company for the purchase of $225,000 of Convertible Debentures due in August 2003. The debentures bear interest at 9.75% and is payable monthly in arrears. The debenture is convertible at a price equal to the lesser of $1.00 or 80% of the lowest closing bid price of the Company's Common Stock during the 20 day period prior to the conversion. At the time of conversion of the Debenture, the Company will issue to the holder warrants to purchase an amount of Common Stock equal to ten times the number of shares issued upon the conversion of the warrants. The warrants are exercisable at the related conversion price of the debenture.

As of September 20, 2001, the Company received $100,000 of the $225,000 Convertible Debentures with the remainder to be received when the Company completes the registration of the underlying conversion shares. The Company also issued 500,000 Common Stock warrants to the purchaser for $50,000. These warrants are exercisable at the same terms as the underlying debentures and expire one year from the date a Registration Statement is declared effective.

Subsequent to June 30, 2001, the Company received $29,000 of cash related to the subscription receivable recorded as an asset on the June 30, 2001 balance sheet.


15. Quarterly Financial Information (Unaudited)

The Company has restated its interim financial information for each of the interim periods in the fiscal year ended June 30, 2001. The restated financial statements reflect (i) the extraordinary loss on the exchange of debt during the second quarter, which was the period in which the exchange occurred, (ii) the cumulative effect of an accounting change during the second quarter related to the calculation of the beneficial conversion of the 1999 Senior Notes, and (iii) the capitalization of interest on the Company's sofware development project.

The following tables present unaudited quarterly information for the year ended June 30, 2001 as reported and as restated:


                                                                        As reported
                                                                        -----------
                                                         Third            Second            First
                                                        Quarter           Quarter          Quarter
                                                      -----------       -----------      -----------
Interest expense                                      $   370,314       $   362,129      $   363,258
                                                      ===========       ===========      ===========
Loss before cumulative effect of accounting
  change and extraordinary item                       $(2,650,455)      $(1,937,693)     $(1,638,659)
Cumulative effect of accounting change                          -                 -                -
Extraordinary loss on exchange of debt                          -                 -                -
                                                      -----------       -----------      -----------
Net loss                                              $(2,650,455)      $(1,937,693)     $(1,638,659)
                                                      ===========       ===========      ===========

Net loss per common share (basic and diluted)              $(0.18)           $(0.12)          $(0.14)

                                                                        As Adjusted
                                                                        -----------
                                                         Third            Second            First
                                                        Quarter           Quarter          Quarter
                                                      -----------       -----------      -----------
Interest expense                                      $   244,996       $   315,708      $   340,009
                                                      ===========       ===========      ===========
Loss before cumulative effect of accounting
  change and extraordinary item                       $(2,524,737)      $(1,891,272)     $(1,615,410)
Cumulative effect of accounting change                          -          (821,000)               -
Extraordinary loss on exchange of debt                          -          (863,000)               -
                                                      -----------       -----------      -----------
Net loss                                              $(2,524,737)      $(3,575,272)     $(1,615,410)
                                                      ===========       ===========      ===========

Net loss per common share (basic and diluted)              $(0.17)           $(0.23)          $(0.14)
                                                           ======            ======           ======

16. Events (Unaudited) Subsequent to the Date of the Report of Independent Auditors

         During the quarter ended December 31, 2001, the Company initiated a $2,500,000 private placement offering the (the "2001-D" offering, increased to $6,500,000 in January 2002), consisting of 12% Convertible Senior Notes ("Notes") due December 31, 2004. Each $10,000 Unit is convertible into Common Stock at $.40 per share, and interest is payable quarterly. Certain stockholders of the Company, who received warrants to purchase common stock of the Company as a part of earlier private placements, received an extension of the termination date and a reduction of the exercise price of a portion of their warrants if they invested in the 2001-D Offering. The warrants were scheduled to expire by December 31, 2001 or March 2002 (according to their original terms) at $.50 and now become exercisable at $.10 through December 31, 2002. The fair value of this warrant on the date of extension of $429,948 has been recorded in equity, and this debt discount is being amortized to interest expense through the maturity date of the Notes. The Convertible Note offering is to close no later than April 30, 2002. As of December 31, 2001, gross proceeds of approximately $1,230,000 had been deposited, and additional signed subscription documents for approximately $561,000 had been received, for which the Company received cash in January 2002. Through April 5, 2002, a total of approximately $3,618,985 of subscriptions and cash have been received in connection with this offering.

         During January 2002, the Company modified the terms of the 2001-D Offering so that pending the March 21, 2002 Annual Shareholder's Meeting only one-half of the first $3,500,000 of subscriptions could be accepted. If the Company's shareholders did not approve an increase in the authorized shares of Common Stock at the Annual Meeting, the Company would have been requested to return one-half of such initial subscription. Since half of the 2001-D Notes for which the consideration was received prior to December 31 could have been returned to the note holder upon the noteholder's election, the Company reported one-half of the cash and subscriptions receivable (approximately $896,000) prior to December 31, 2001 as a current liability in the December 31, 2001 balance sheet. On March 21, 2002 the Shareholders of the Company approved the increase in authorized common shares to 85,000,000, and therefore all monies have been kept by the Company.

         During the six months ended December 31, 2001, the Company issued 3,704,576 shares of Common Stock in connection with the 2001-C Private Placement offering. For each share, the Company issued a Common Stock purchase warrant to purchase one share of restricted Common Stock for $0.50 per share at any time through March 31, 2002. Of the gross amount, $983,077 are for services, $606,842 are cash proceeds which have been deposited by the Company, and $222,500 has been classified as a subscription receivable, which has been received in cash subsequent to December 31, 2001.

         During the six months ended December 31, 2001, $10,000 of debentures issued by the Company to La Jolla Cove Investors were converted resulting in issuance of 38,850 shares of Common Stock, and the exercise of associated warrants resulted in the issuance of 388,500 shares of Common Stock and the generation of net proceeds of $83,717. During the first three months of 2002, $60,000 of debentures were converted resulting in issuance of 233,100 shares of Common Stock, and the exercise of associated warrants resulted in the issuance of 2,331,000 shares of Common Stock at $.2574 per share and the generation of net proceeds of $600,000.

         During the six months ended December 31, 2001, and subject to the approval of the proposal to increase the authorized shares at the Annual Shareholder's Meeting, the Company agreed to issue an aggregate of 650,000 warrants to two consultants and one employee at $0.40 per share, which approximated the market value at the time of the grant. The warrants vest immediately and are exercisable for a period of two years after issuance. The warrants will be issued in exchange for consulting services rendered and to be rendered in the future.

         In November 2001, the Company agreed to issue a bonus in January 2002 to its Executive Officers. The bonus consisted of 1,080,000 shares of Common Stock. In addition, subject to approval of the proposal to increase the authorized shares at the March 21, 2002 Annual Shareholder's Meeting, the Company agreed to issue 1,080,000 stock options exercisable at $.40 per share to the executive officers. The additional options are vested 75% upon issuance and 25% on March 30, 2002.

         In March 2002, we entered into a binding letter of intent to acquire Stitch Networks Corporation. Pursuant to the transaction, Stitch would become our wholly-owned subsidiary. The letter provides that in exchange for their Stitch stock, the Stitch stockholders would receive an aggregate of 24,000,000 of our shares of common stock and options to purchase up to 8,000,000 of our shares of common stock at $.40 per share at any time through June 30, 2002. The letter also provides that our Board of Directors would be increased to ten members, with the three vacancies to be filled at the time of closing of the transaction by persons nominated by Stitch. In order to consummate the proposed transaction, our shareholders must approve an increase in the authorized shares from 85,000,000 to 150,000,000. The shareholders' meeting is presently scheduled for May 10, 2002. The letter provides that the transaction shall be closed no later than May 17, 2002.